STOCK PURCHASE AGREEMENT

FRESH HEMP FOODS LTD.,
as the Company,

THE SIGNING STOCKHOLDERS,
as defined herein,

THE STOCKHOLDERS’ REPRESENTATIVE,
as defined herein,

1037270 B.C. LTD.,
as the Parent Buyer,

1037269 B.C. LTD.,
as the Cash Buyer,
and together with Parent Buyer,
the Buyer

June 5, 2015

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of June 4, 2015, by and among Fresh Hemp Foods Ltd., a corporation incorporated under the laws of the Province of Manitoba d/b/a Manitoba Harvest (the “Company”), 1037270 B.C. Ltd., a British Columbia corporation (the “Parent Buyer”), 1037269 B.C. Ltd., a British Columbia corporation (the “Cash Buyer” and, together with the Parent Buyer, the “Buyer”), the Stockholders’ Representative (as defined below), the holders of all of the capital stock of the Company as set forth on Exhibit A-1 attached hereto (the “Selling Stockholders”) and the holders of options to purchase any of the capital stock of the Company as set forth on Exhibit A-1 attached hereto (the “Optionholders”) (each of the Selling Stockholders and the Optionholders who exercise options to purchase capital stock of the Company prior to Closing (as defined herein) shall each be referred to as a “Signing Stockholder” and collectively as the “Signing Stockholders” and together with the Non-Signing Stockholders (as defined below), the “Stockholders” and each a “Stockholder”. Certain terms used in this Agreement are defined in Article 1 hereof.
WHEREAS:

A)
the Signing Stockholders own beneficially and of record approximately 83.8% (on a fully diluted basis) of all of the issued and outstanding shares of voting common stock, non-voting common stock and class A preferred stock of the Company, as set forth for each such Signing Stockholder on Exhibit A-1 opposite such Signing Stockholder’s name;

B)
the stockholders of the Company other than the Signing Stockholders (the “Non-Signing Stockholders”) own beneficially and of record approximately 16.2% (on a fully diluted basis) of all of the issued and outstanding shares of voting common stock, non-voting common stock and class A preferred stock of the Company, as set forth for each such Non-Signing Stockholder on Exhibit A-2 opposite such Non-Signing Stockholder’s name, which together with the stockholdings of the Signing Stockholders, will be all of the issued and outstanding capital stock of the Company at Closing (as defined below);

C)
the Optionholders and the amount of shares of the Company underlying all options to purchase capital stock issued by the Company are set forth on Exhibit A-1 attached hereto, and such holders own all of the rights to acquire any shares of the capital stock of the Company;

D)
the Stockholders desire to sell to the Buyer and the Buyer desires to purchase from the Stockholders all of the shares of the Company that are outstanding as of the Closing Date, including all shares that may be obtained by the Optionholders between the date of this Agreement and the Closing Date (collectively, all such shares outstanding on the Closing Date, the “Company Shares”), on the terms and conditions set forth herein;

E)
concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company and the Stockholders to enter into this Agreement, Compass Group Diversified Holdings LLC, a Delaware limited liability company (the “Guarantor”), has entered into a guarantee with the Stockholders in the form attached hereto as Exhibit B (the “Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of the Buyer in connection with this Agreement;

F)
as a condition and inducement to the willingness of the Buyer to enter into this Agreement, each of the Non-Signing Stockholders listed on Exhibit A-2(i) is entering into a Simplified Purchase Agreement (as defined below) concurrently with the execution and delivery of this Agreement, and each of the Non-Signing Shareholders listed on Exhibit A-2(ii) will enter into a Simplified Purchase Agreement on or prior to the Closing Date; and

G)
concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Buyer to enter into this Agreement, each of the Rollover Stockholders (as defined below), the Parent Buyer and the other parties thereto are entering into a shareholders’ agreement dated the Closing Date in the form attached hereto as Exhibit L (the “Shareholders' Agreement”), which will become effective upon Closing.

NOW THEREFORE, in consideration of the foregoing and the respective representations and warranties and mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Certain Definitions. For purposes of this Agreement:

(a)
“Action” means any action, suit, litigation, arbitration, mediation, hearing, inquiry, claim, complaint, charge, investigation or other proceeding, whether civil, criminal, administrative or otherwise, in law or in equity.

(b)
An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(c)	“Aggregate Rollover Amount” means the sum of all of the Rollover Amounts for all of the Rollover Stockholders.

(d)	“Avrio” means Avrio Ventures Limited Partnership.

(e)
“Benefit Arrangement” means each employment, severance or other similar contract, arrangement or policy and each plan, fund, program or arrangement providing employee benefits, for fringe benefits, termination benefits, change of control benefits, pension benefits, savings benefits, severance benefits, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, health benefits, welfare benefits, medical benefits, dental benefits, life insurance, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which covers any current or former employees, officers or directors of the Company or any Subsidiary maintained, sponsored or funded by the Company or any Subsidiary, whether funded or unfunded, insured or self-insured, or registered or unregistered under which the Company or any of its Subsidiaries may have any liability contingent or otherwise, other than benefit plans established pursuant to statute.

(f)	“Business” means the business and operations of the Company and its Subsidiaries as currently being conducted by any of them.

(g)	“Business Day” means any day, other than a Saturday or Sunday or on which the head office of the Royal Bank of Canada in Winnipeg, Manitoba is required to be closed.

(h)	“Buyer Material Adverse Effect” means an effect that would materially impair Buyer’s ability to effect the Closing under this Agreement.

(i)	“Calculation Time” means 11:59 p.m., Winnipeg time, on the day immediately prior to the Closing Date.

(j)
“Cash” means the sum of cash and cash equivalents of the Company and its Subsidiaries, determined in accordance with GAAP, including undeposited funds, excluding outstanding checks, wires or transfers, restricted cash and deposits in transit out of the Company.

(k)	“Cleanup” means all material actions required to clean up, remove, monitor, treat or otherwise remediate Hazardous Materials present in the indoor or outdoor environment.

(l)	“Clif” means Clif White Road Investments, LLC.

(m)
“Closing Date Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of immediately prior to Closing. Notwithstanding the foregoing definition or anything to the contrary in this Agreement, if the amount of Indebtedness of the Company and its Subsidiaries is reduced at any time after the Calculation Time but prior to as of immediately prior to Closing, the amount of such reduction to the Indebtedness of the Company and its Subsidiaries shall be deemed to still be outstanding as of immediately prior to Closing for purposes of calculating the amount of the Closing Date Indebtedness and determining the Purchase Price under this Agreement and any adjustments thereto.

(n)
“Closing Date Selling Expenses” means the Selling Expenses as of immediately prior to Closing (for the avoidance of doubt, including any Selling Expenses that have not yet become payable at such time but that become payable as a result of or in connection with the Closing and/or or the consummation of the transactions contemplated by this Agreement and/or any of the other Sale Documents). Notwithstanding the foregoing definition or anything to the contrary in this Agreement, if the amount of Selling Expenses is reduced at any time after the Calculation Time but prior to as of immediately prior to Closing, the amount of such reduction to the Selling Expenses shall be deemed to still be outstanding as of immediately prior to Closing for purposes of calculating the amount of the Closing Date Selling Expenses and determining the Purchase Price under this Agreement and any adjustments thereto.

(o)
“Company Material Adverse Effect” means a result, occurrence, fact, change, event or effect that, individually or in the aggregate with other results, occurrences, facts, circumstances, changes, events or effects, has had or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, except to the extent that any such effects result from: (A) the negotiation, execution, public announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners or employees, (B) changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), (C) changes in conditions generally applicable to businesses in the same industries as the Business including (1) changes in laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Authority generally applicable to such businesses or industries or (2) changes in GAAP, (D) any failure, in and of itself, by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing Date; provided, that the exception in this clause shall not prevent or otherwise affect a determination that any result, occurrence, fact, change, event or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect, (E) any action or inaction by the Company or any of its Subsidiaries taken or omitted to be taken at the Buyer’s express written request, or (F) the taking by the Company or any of its Subsidiaries of any action or inaction expressly required by this Agreement or the Sale Documents; except, in the case of the foregoing clauses (B) or (C), to the extent such result, occurrence, fact, circumstance, change, event or effect referred to therein has had or would reasonably be expected to have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the same industries as the Business; or (ii) that would materially impair the Stockholder’s ability to effect the Closing under this Agreement.

(p)
“Consents” shall mean consents, approvals or authorizations of, permits or licenses issued or granted by, waivers, clearances or exemptions by, or notices to, or the negative clearance from, or the expiration or termination of any prescribed waiting period imposed by, any Governmental Authority, third party or any other Person.

(q)	“Credit Agreements” means those Credit Facilities Agreements listed on Schedule 1.1(q).

(r)
“Current Assets” means all current assets (not including Cash and Cash equivalents) of the Company and its Subsidiaries determined in accordance with GAAP (provided that, with respect to any items that have not been determined by the Company in accordance with GAAP, such items shall be determined in a manner consistent with the Company’s past practices), including, without duplication: (i) accounts receivable, (ii) inventory, and (iii) prepaid expenses, but excluding all income tax assets and all investment tax credits. For purposes of determining the Current Assets, the cash and cash equivalents of the Company and its Subsidiaries shall be determined in accordance with the definition of Cash.

(s)
“Current Liabilities” means all current liabilities of the Company and its Subsidiaries determined in accordance with GAAP (provided that, with respect to any items that have not been determined by the Company in accordance with GAAP, such items shall be determined in a manner consistent with the Company’s past practices), including, without duplication, (i) accounts payable, (ii) accrued liabilities and (iii) payroll liabilities (including accrued wages, salaries, bonuses, vacation pay and employee benefits in respect of employees and accrued payroll Taxes), but excluding all income tax liabilities and tax liabilities under Part VI.1 of the ITA as a result of the Pre-Closing Conversion. For avoidance of doubt, Current Liabilities will exclude any Closing Date Selling Expenses, Closing Date Indebtedness and accrued income Taxes.

(t)	“Drag-Along Rights” means the drag-along rights of certain Stockholders or groups of Stockholders contained in the Existing Shareholders Agreements.

(u)	“Environment” means the indoor and outdoor environment, including soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

(v)
“Environmental Laws” means all Laws (i) relating to protection of the Environment, including endangered or threatened species, or (ii) concerning the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, exposure to, disposal or remediation of any Hazardous Materials.

(w)
“Environmental Reports” means all written reports, studies, analyses, tests or monitoring possessed, controlled or initiated by the Company or any of its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any Leased Real Property, or regarding the Company’s or any of its Subsidiaries’ compliance with, or liability under, applicable Environmental Laws.

(x)
“Escrow Accounts” means the applicable escrow accounts established pursuant to the Escrow Agreement and to which the Working Capital Escrow Amount and the Indemnity Escrow Amount will be deposited at Closing.

(y)	“Estimated Working Capital Difference” means the amount obtained by subtracting the Target Working Capital from the Estimated Working Capital.

(z)	“Existing Shareholders Agreements” means the Majority Shareholders Agreement and the Minority Shareholders Agreements.

(aa)	“Excluded Claims” means: (i) any claims pursuant to Section 9.2(a) (other than Section 9.2(a)(i)(A)), and (ii) any claims relating to fraud.

(ab)	“Final Purchase Price” means the Closing Date Purchase Price as recalculated and finally determined pursuant to Section 2.4(c).

(ac)
“GAAP” means accounting standards for private enterprise as defined by the CPA Canada Handbook (Part II), principles in effect from time to time in Canada, including those principles set forth in the Handbook published by the Chartered Professional Accountants of Canada or any successor institute, consistently applied.

(ad)
“Governmental Authority” means (i) any government authority, regulatory body, legislative body, court, tribunal, judicial body, administrative agency, arbitral tribunal, commission, stock exchange or listing authority or political subdivision, whether federal, state, provincial, local, municipal, foreign, international or multinational, and (ii) any instrumentality, subdivision or authority of any of the above.

(ae)
“Hazardous Material” means any pollutant, contaminant toxic substance, waste, hazardous waste, hazardous material, hazardous substance, asbestos or asbestos-containing material, urea-formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum-containing product as listed or defined, or that could result in liability, under any applicable Environmental Law.

(af)
“Indebtedness” of any Person means, without duplication: (i) the principal of and accreted value and accrued and unpaid interest in respect of any (A) indebtedness of such Person for money borrowed or (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person for the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding ordinary course trade accounts payable incurred in the ordinary course of business that do not involve the purchase of equipment, fixed assets or other capital expenditures), including all obligations of such Person resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement related to or arising out of any prior acquisition, business combination or similar transaction; (iii) all liabilities of such Person for any outstanding severance or consulting amounts owed to any former (as of Closing) employee, service provider or officer and any Taxes payable in connection therewith; (iv) all liabilities of such Person relating to any deferred compensation, bonuses and phantom stock or phantom equity arrangements (in each case whether accrued or not) in respect of any current or former employee, service provider or officer and any Taxes payable in connection therewith, except for the amounts of the accruals for annual bonuses for employees of the Company and its Subsidiaries for 2015 granted in the ordinary course of business to the extent such amounts are included in the Current Liabilities used in the calculation of the Estimated Working Capital and the Closing Working Capital finally determined in accordance with Section 2.4; (v) indebtedness or other amounts owing to any equity holder of such Person (in the case of the Company and its Subsidiaries, other than to the Company or any Subsidiary of the Company and for salary accruals and vacation accruals owed to employees arising in the ordinary course of business), including any amounts owed with respect to any repurchases or purchases of any equity interests; (vi) indebtedness secured by any Lien on any property or asset owned or held by such Person (whether or not such indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person); (vii) all obligations under any interest rate, currency or other hedging agreement; (viii) all obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to Closing; (ix) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, or are required to be, classified and accounted for under GAAP as capital leases and for any off-balance sheet financing, (x) unfunded pension plan liabilities, (xi) guarantees with respect to any indebtedness or obligations of any other Person (other than the Company or any Subsidiary of the Company) of a type described in clauses (i) through (x) above; (xii) the amount equal to 50% of all Parts VI.1 Taxes arising out of or resulting from the payment of accrued and unpaid dividends on the Preferred Stock in the Pre-Closing Conversion, and (xiii) for clauses (i) through (xii) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, premiums, breakage costs, make-whole, expense reimbursement or other fees, costs, expenses or other payment obligations related thereto or associated with the repayment of such Indebtedness on the Closing Date. For the avoidance of doubt, Indebtedness shall not include (1) any intercompany Indebtedness between the Company and its Subsidiaries, (2) Selling Expenses or (3) Current Liabilities to the extent included in the purchase price adjustment for Net Working Capital pursuant to Section 2.4.

(ag)
“Indemnification Percentage” of a Signing Stockholder means the ratio, expressed as a percentage, that the number of Company Shares owned by such Signing Stockholder as of immediately prior to Closing bears to the total number of Company Shares owned by all Signing Stockholders as of immediately prior to Closing, which such percentages are set forth opposite the name of each Signing Shareholder on Exhibit A-3 attached hereto.

(ah)	“Indemnity Escrow Funds” means the Indemnity Escrow Amount deposited with the Escrow Agent in accordance with the Escrow Agreement, together with any interest, income or profits thereon.

(ai)
“Intellectual Property Assets” means (i) inventions, patents and patent applications, (ii) trade names, logos, slogans, Internet domain names, trademarks and service marks and related registrations and applications for registration and the goodwill associated therewith and symbolized thereby, (iii) copyrights in both published and unpublished works, software and all copyright registrations and applications and (iv) rights under applicable trade secret laws as are applicable to know-how, confidential information and all other world-wide proprietary rights.

(aj)	“Investment Canada Act” means the Investment Canada Act (Canada).

(ak)	“ITA” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, as amended.

(al)
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, systems, networks, data, data communications lines, and other information technology equipment.

(am)
“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, ordinances, and by-laws of any Governmental Authority; (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Authority; and (iii) policies, guidelines, notices and protocols of any Governmental Authority.

(an)
“Lien” means any security interest, lien (statutory or otherwise), claim, pledge, mortgage, option, deed of trust, title defect, right of first refusal, pre-emptive right, right-of-way, adverse claim, charge, restriction, assignment, easement, title retention agreement or arrangement, conditional sale, restrictive covenant, adverse interest or encumbrance of any kind or nature whatsoever.

(ao)
“Losses” of a Person means any and all losses, damages, claims, awards, judgments, Actions, obligations, settlement payments, fines, penalties, Taxes, costs, expenses and other liabilities of any kind or nature whatsoever (whether or not arising out of a third party claim) (including reasonable attorneys’, accountants’ and experts’ fees) suffered or incurred by, or brought against, such Person; provided, that in no event shall any Person be entitled to indemnification for any exemplary or punitive damages unless such exemplary or punitive damages are paid or payable to a third party.

(ap)	“Majority Shareholders” means Michael Fata, Alex Chwaiewsky, Art Potoroka, Martin Moravcik, Kay Four Properties Inc., DreamWeaver Productions Ltd., Avrio and Clif.

(aq)
“Majority Shareholders Agreement” means that certain Agreement, dated as of December 22, 2011 as amended November 28, 2012 among the Majority Shareholders and the Company, as amended or modified from time to time.

(ar)	“Minority Shareholders” means the Stockholders that are not Majority Shareholders.

(as)	“Minority Shareholders Agreements” means the shareholders agreements entered into by each of the Minority Shareholders and Avrio, Clif and the Company.

(at)
“Net Working Capital” means an amount equal to the Current Assets minus the Current Liabilities, all calculated as of the Calculation Time in accordance with GAAP (provided that, with respect to any items that have not been determined by the Company in accordance with GAAP, such items shall be determined in a manner consistent with the Company’s past practices) and subject to and in accordance with the methodology set out in the attached Schedule 1.1(tt).

(au)	“Organizational Documents” means, with respect to any Person, the constating documents, by-laws or other charter or organizational documents of such Person.

(av)	“Parent Buyer Shares” means the class B common shares of the Parent Buyer to be issued to the Rollover Stockholders in consideration for the Rollover Shares in accordance with Section 2.2(b).

(aw)
“Per Share Amount” means an amount equal to the quotient of (i) the Closing Date Purchase Price, divided by (ii) the total number of Company Shares outstanding as of immediately prior to Closing (including the Rollover Shares and the Company Shares purchased by Stockholders in connection with the exercise of any of their options to purchase capital stock of the Company prior to Closing).

(ax)	“Percentage Share” means, with respect to any Stockholder, the percentage share set forth opposite such Stockholder’s name in Exhibit A.

(ay)
“Permitted Liens” means all (i) Liens for Taxes for sums (A) not yet due and payable, or (B) being contested in good faith and listed in Schedule 1.1(yy)(i)(B) and for which adequate reserves have been established in accordance with GAAP, (ii) statutory Liens of landlords, Liens of carriers, warehouse persons, mechanics and material Persons and other Liens imposed by law for sums not yet due and payable and are not registered on title to any of the assets held for use or used in connection with the Business, (iii) Liens incurred or deposits made in connection with workers’ compensation, employment insurance, social security, or other similar types of programs or laws or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) Liens listed on Schedule 1.1(yy)(iv) that were incurred in the ordinary course of business for sums (A) not yet due and payable, or (B) being contested in good faith, (v) easements, rights-of-way, restrictions and other similar covenants or minor Liens of record which, in the aggregate, do not materially interfere with the operation of the Business, (vi) Liens imposed by applicable securities laws, this Agreement and the organizational documents of the Company and its Subsidiaries, (vii) minor imperfections of title disclosed in any title policy or commitment made available to the Buyer for the Leased Real Property and which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby; (viii) Liens incurred under the Credit Agreements which will be released and discharged prior to or upon Closing; and (ix) Liens listed on Schedule 1.1(yy)(ix).

(az)
“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, joint stock company, joint venture, association, trust, unincorporated organization or other entity, group or Governmental Authority.

(ba)	“Pre-Closing Conversion” has the meaning ascribed thereto in Section 6.2.

(bb)	“Pre-Closing Tax Period” means any Tax period of the Company or any Subsidiary ending on or prior to the Closing Date, including the portion of any Straddle Period that ends on the Closing Date.

(bc)	“Preferred Stock” means the Class A Preferred shares in the capital stock of the Company.

(bd)	“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

(be)	“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

(bf)
“Rollover Amount” means, with respect to each Rollover Stockholder, the dollar amount set forth opposite such Rollover Stockholder’s name under the caption “Rollover Amount” on Exhibit C to this Agreement.

(bg)
“Rollover Shares” means, with respect to each Rollover Stockholder, the number of Company Shares owned by such Rollover Stockholder as of immediately prior to Closing (including Company Shares purchased by such Rollover Stockholder in connection with the exercise of any of its options to purchase capital stock of the Company prior to Closing) equal to the quotient of (i) such Rollover Stockholder’s Rollover Amount, divided by (ii) the Per Share Amount.

(bh)	“Rollover Stockholders” means each of the Persons listed under the caption “Rollover Stockholder” on Exhibit C to this Agreement.

(bi)	“R&W Insurance Binder Agreement” shall mean the binder agreement relating to the R&W Insurance Policy by and between Concord Specialty Risk and [•] in the form attached as Exhibit D hereto.

(bj)
“R&W Insurance Policy” shall mean the buyer-side representations and warranties insurance policy bound by Concord Specialty Risk and the Parent Buyer in the form attached as Exhibit E hereto bound pursuant to the R&W Insurance Binder Agreement.

(bk)
“Sale Documents” means this Agreement, the Escrow Agreement, the Non-Competition, Non-Solicitation, Non-Hire and Confidentiality Agreements, the Non-Solicitation, Non-Hire and Confidentiality Agreements, the Releases and all other certificates, agreements and instruments to be executed by the Buyer, the Company, the Stockholders’ Representative and/or any of the Stockholders at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

(bl)
“Selling Expenses” means, without duplication, all fees, costs, expenses and liabilities of any Person incurred by or on behalf of the Stockholders, the Stockholders’ Representative, the Company or any of its Subsidiaries in connection with or arising from the negotiation, documentation and/or consummation of the transactions contemplated by this Agreement and/or any of the other Sale Documents, including (i) all of the fees and expenses of counsel (including Fillmore), investment bankers (including Lazard Middle Market LLC), accountants (including KPMG LLP), experts, advisors, consultants, brokers, data room administrators, or finders, (ii) the D&O Tail Costs described in Section 7.10(d), and (iii) all obligations to pay any current or former directors, officers, employees, consultants or other service providers of the Company or any of its Subsidiaries any payments, compensation or other benefit arising from the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, including all sale, “stay-around,” retention, change-in-control or similar bonuses, termination, severance or other similar payments to be made at or prior to Closing or owing or becoming payable in connection with or as a result of the transactions contemplated by this Agreement, together with any applicable Taxes relating thereto or arising therefrom (including all amounts of payments and benefits whether payable immediately after Closing or over time under the agreements set forth in Schedule 1.1(lll)), but, for greater certainty, excluding any severance payment to an employee of the Company or any of its Subsidiaries that arises solely as a result of such employee being terminated or voluntarily resigning from his or her employment after Closing and neither the consummation of the transactions contemplated by this Agreement nor a change-in-control is in any way related to, or a condition or triggering event for, such employee becoming eligible for or entitled to such severance payment.

(bm)	“Senior Management” means Mike Fata, John Durkin, Kevin Greenwood, Marcel Joaquin and Vernon Snidal.

(bn)	“Simplified Purchase Agreement” means a purchase agreement substantially in the form attached as Exhibit F to this Agreement.

(bo)	“Stockholders’ Representative” means Mike Fata, unless changed in accordance with Section 10.5.

(bp)	“Straddle Period” means any Tax period of the Company or any Subsidiary that begins on or before the Closing Date and ends after the Closing Date.

(bq)	“Target Working Capital” means the amount of $10,000,000.

(br)
“Tax” or “Taxes” means (i) any and all federal, provincial, state, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including Canada Pension Plan and Provincial pension plan contributions, unemployment insurance contributions and employment insurance contributions, worker's compensation and deductions at source, including taxes based on or measured by capital, income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, (ii) any interest, penalties, fines or additions to tax or additional amounts in respect of the amounts of the type described in clause (i) above or this clause (ii) and (iii) any liability for the payment of any amounts of the type described in paragraph (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes as a result of being a successor or a transferee in interest to any party.

(bs)	“Termination Date” means on the date that is seventy-five (75) days after the date of this Agreement, or such later date that the parties may mutually agree in writing.

(bt)	“Working Capital Escrow Funds” means the Working Capital Escrow Amount deposited with the Escrow Agent in accordance with the Escrow Agreement, together with any interest, income or profits thereon.

Other terms defined in the text of the Agreement are as follows:

Definition	Section Reference

Accounting Referee	2.4(b)
Acquisition Transaction	7.5(a)
Agreement	Introductory paragraph
Anti-Bribery Laws	3.8
Articles	3.1(a)
Buyer	Introductory paragraph
Buyer Adjustment Excess	2.4(c)
Buyer Cap	9.3(b)(i)(2)
Buyer Deductible	9.3(b)(i)(1)
Buyer Indemnified Party	9.2(a)
By-laws	3.1(a)
Caps	9.3(b)(i)(1)
Cash Buyer	Introductory paragraph
Cash Consideration	2.2(a)
Claim Notice	9.5(a)
Closing	2.5
Closing Date	2.5
Closing Date Purchase Price	2.2(a)
Closing Indebtedness	2.4(a)
Closing Statement	2.4(a)
Closing Statement Response Notice	2.4(a)
Closing Working Capital	2.4(a)
Company	Introductory paragraph
Company Licenses	3.9
Company Shares	Recitals
Confidentiality Agreement	7.2
D&O Indemnified Party	7.10(b)
Deductibles	9.3(b)(i)(1)
Environmental Liability	3.20(b)(i)
Escrow Agent	2.6
Escrow Agreement	2.6
Estimated Closing Date Indebtedness	2.3
Estimated Closing Date Selling Expenses	2.3
Estimated Closing Statement	2.3
Estimated Working Capital	2.3
Existing Stockholders	Introductory paragraph
Fillmore	7.9
Final Closing Adjustment	2.4(c)
Fundamental Representations	9.1
General Enforceability Exceptions	3.1(c)
Guarantee	Recitals
Guarantor	Recitals
Historical Financial Statements	3.5
Indemnification Cut-Off Date	9.2(b)(iii)
Indemnified Parties	9.3(a)
Indemnifying Party	9.5(a)

Indemnity Escrow Amount	2.2(a)
Insurance Policies	3.12
Insured Losses	9.4(a)
Interim Financial Statements	3.5(b)
Latest Audited Balance Sheet	3.5(a)
Latest Balance Sheet	3.5(b)
Lease	3.10(b)
Leased Real Property	3.10(b)
Material Contracts	3.14
Non-Competition, Non-Solicitation, Non‑Hire and Confidentiality Agreements	8.2(n)
Non-Signing Stockholders	Introductory paragraph
Non-Solicitation, Non‑Hire and Non-Competition Confidentiality Agreements	8.2(o)
Non-Third Party Claim	9.2(e)
Parent Buyer	Introductory paragraph
Payment Allocation Schedule	7.12
Payoff Letters	8.2(j)
Pre-Closing Tax Materials	7.6(a)
Purchase Price	2.7
Recovery Costs	9.2(c)
Related Parties	3.19
Releases	8.2(p)
Review Period	2.4(a)
R&W Insurance Premium Cost	8.3(f)
Schedules	11.2
Selling Stockholders	Introductory paragraph
Share Consideration	2.2(b)
Shareholders Agreement	Recitals
Shortfall Amount	2.4(c)
Signing Stockholders	Introductory paragraph
Solvent	5.5
Special Claim	9.5(b)
Stockholder	Introductory paragraph
Stockholder Adjustment Excess	2.4(c)
Stockholder Cap	9.2(b)(i)(1)
Stockholder Deductible	9.2(b)(i)(1)
Stockholder Indemnified Party	9.3(a)
Subsidiary	3.3(a)
Tax Contest	7.6(c)
Tax Representation	9.1
Tax Returns	3.13
Third Party Claim	9.5(a)
Transfer Taxes	7.6(b)
Working Capital Escrow Amount	2.2(a)

1.2    Company’s Knowledge. Where any representation contained in this Agreement refers to the Company’s knowledge with respect to any matter, such reference to the Company’s knowledge shall be deemed to be a reference to the actual knowledge of any of Michael Fata, Marcel Joaquin, John Durkin, Kevin Greenwood or Vernon Snidal and the knowledge that any such person would reasonably be expected to have after reasonable inquiry.

1.3    Interpretation.    When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Whenever the words “ordinary course of business” are used in this Agreement, they will be deemed to be followed by the words “consistent with past practice.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to “$”, “dollar” or similar references will mean Canadian dollars, unless expressly stated otherwise.

ARTICLE 2

PURCHASE AND SALE OF COMPANY SHARES; CLOSING

2.1    Transfer of Company Shares.

(a)
Upon the terms of this Agreement, and subject to the conditions contained herein, at Closing, each Signing Stockholder shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Signing Stockholders, the Company Shares (and all right, title and interest in and to the Company Shares) that shall be owned by such Signing Stockholder, as set forth opposite such Signing Stockholder’s name on Exhibit A-1 hereof, free and clear of all Liens (except for federal, provincial and state securities law restrictions of general applicability) and each such Signing Stockholder shall deliver to the Buyer the certificates representing the Company Shares owned by such Signing Stockholder, as set forth opposite such Signing Stockholder’s name on Exhibit A-1 hereof, free and clear of all Liens (except for federal, provincial and state securities law restrictions of general applicability). Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such other documents as may be reasonably required by the Buyer to effect a valid transfer of the Company Shares by the Signing Stockholders to the Buyer, free and clear of any and all Liens (except for federal, provincial and state securities law restrictions of general applicability).

(b)
Upon the terms of this Agreement, and subject to the conditions contained herein, and upon the terms of the Simplified Purchase Agreement required to be signed by each Non-Signing Stockholder at Closing, each Non-Signing Stockholder shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Non-Signing Stockholders, the Company Shares (and all right, title and interest in and to the Company Shares) that shall be owned by such Non-Signing Stockholder, as set forth opposite such Non-Signing Stockholder’s name on Exhibit A-2 hereof, free and clear of all Liens (except for federal, provincial and state securities law restrictions of general applicability) and each such Non-Signing Stockholder, through the Shareholders’ Representative, shall deliver to the Buyer the certificates representing the Company Shares owned by such Non-Signing Stockholder, as set forth opposite such Non-Signing Stockholder’s name on Exhibit A-2 hereof, free and clear of all Liens (except for federal, provincial and state securities law restrictions of general applicability). Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such other documents as may be reasonably required by the Buyer to effect a valid transfer of the Company Shares by the Non-Signing Stockholders to the Buyer, free and clear of any and all Liens (except for federal, provincial and state securities law restrictions of general applicability).

2.2    Purchase Price and Payment. In consideration of the sale, assignment, transfer and delivery by the Stockholders to the Buyer of the Company Shares in accordance with Section 2.1 above and in reliance upon the representations and warranties of the Company and the Stockholders and other terms herein contained and subject to the conditions contained herein, the Buyer agrees to pay for the Company Shares as follows:

(a)
At Closing, the Cash Buyer shall deliver to the Stockholders’ Representative on behalf of the Stockholders (which the Stockholders’ Representative shall distribute to the Stockholders in accordance with the Payment Allocation Schedule), by wire transfer of immediately available funds, an amount of cash equal to the Cash Consideration (as defined below). For purposes of this Agreement, (i) “Cash Consideration” shall mean (A) the Closing Date Purchase Price (as defined below) minus (B) the Aggregate Rollover Amount; and (ii) “Closing Date Purchase Price” means: (A) One Hundred Thirty-Two Million Five Hundred Thousand Dollars ($132,500,000), (B) plus the Estimated Working Capital Difference (if the Estimated Working Capital Difference is positive) or minus the absolute value of the Estimated Working Capital Difference (if the Estimated Working Capital Difference is negative), (C) minus One Million Dollars ($1,000,000) (the “Working Capital Escrow Amount”), (D) minus One Million Three Hundred and Twenty-Five Thousand Dollars ($1,325,000) (the “Indemnity Escrow Amount”), (E) minus the Estimated Closing Date Selling Expenses, and (F) minus the Estimated Closing Date Indebtedness. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or any of the Simplified Purchase Agreements: (y) the Cash Buyer’s obligations to pay the “Purchase Price” (as defined in the Simplified Purchase Agreements) under the Simplified Purchase Agreements shall be fully satisfied upon the Cash Buyer’s payment of the Cash Consideration to the Stockholders’ Representative pursuant to Section 2.2(a) of this Agreement; and (z) the Buyer shall not be liable for or have any obligations to pay any amounts under or with respect to any of the Simplified Purchase Agreements other than the Cash Buyer’s obligation to pay the Cash Consideration to the Stockholders’ Representative pursuant to Section 2.2(a) of this Agreement. Notwithstanding the foregoing sentence, Non-Signing Stockholders who are or become Rollover Stockholders shall receive Share Consideration (as defined below) and in such circumstances the foregoing sentence shall be read to include such Share Consideration as well as the Cash Consideration.

(b)
At Closing, the Parent Buyer shall issue to each Rollover Stockholder a number of Parent Buyer Shares (rounded to the nearest whole share) equal to such Rollover Stockholder’s Rollover Amount (collectively, the “Share Consideration”). For greater certainty, the parties acknowledge and agree that the Rollover Shares are being sold and exchanged by the Rollover Stockholders to the Parent Buyer in return for the issuance by the Parent Buyer of the Parent Buyer Shares in accordance with this Section 2.2(b) and that it is intended that subsection 85.1(1) of the ITA apply to the exchange of such Rollover Shares for the Parent Buyer Shares issued in accordance with this Section 2.2(b). The Parent Buyer agrees to execute and file, within 90 days of Closing, all such agreements, elections and other documents as may be necessary or advisable in order that the transactions contemplated in this Section 2.2(b) with respect to each Rollover Stockholder shall be completed on an income tax deferred basis in accordance with the rules set out in subsection 85.1(1) of the ITA.

(c)	At Closing, the Cash Buyer shall pay or cause the payment of, on behalf of the Company, (i) the amounts set forth in the Payoff Letters delivered pursuant to Section 8.2(j), which amounts shall be included in the Estimated Closing Date Indebtedness, by wire transfer of immediately available funds to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters, and (ii) the Estimated Closing Date Selling Expenses by wire transfer of immediately available funds to the applicable recipients thereof as set forth on the Estimated Closing Statement (and indicated in the invoices referred to in Section 2.3).

2.3    Closing Estimates. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Cash Buyer a written statement prepared in good faith in accordance with GAAP consistent with past practice of the Company (the “Estimated Closing Statement”), setting forth a good faith estimate of (a) the Net Working Capital (the “Estimated Working Capital”), (b) the Closing Date Selling Expenses (including a schedule of the Closing Date Selling Expenses) (the “Estimated Closing Date Selling Expenses”), and (c) the Closing Date Indebtedness (which must include all amounts set forth in the Payoff Letters) (the “Estimated Closing Date Indebtedness”), together with a calculation of the Closing Date Purchase Price, in each case, reasonably satisfactory to the Cash Buyer, and reasonable supporting or underlying documentation used in the preparation thereof. The calculations of Current Assets, Current Liabilities and Net Working Capital in the Estimated Closing Statement required under this Section 2.3 and the Closing Statement required under Section 2.4(a) shall include the line items included in the methodology set forth in Schedule 1.1(tt). The Estimated Closing Statement shall also include (i) the Payoff Letter(s) in respect of all amounts owed by the Company and/or its Subsidiaries under its Credit Agreements or any other credit facilities or indebtedness for borrowed money and (ii) invoices from the respective payees representing Closing Date Selling Expenses.

2.4    Post-Closing Adjustments.

(a)
Within ninety (90) days following the Closing Date, the Cash Buyer shall cause to be prepared and delivered to the Stockholders’ Representative a statement (the “Closing Statement”), setting forth the Cash Buyer’s calculation of the actual (i) Net Working Capital (the “Closing Working Capital”), (ii) Closing Date Indebtedness (the “Closing Indebtedness”), and (iii) Closing Date Selling Expenses (“Closing Selling Expenses”), together with a recalculation of the Closing Date Purchase Price. The Closing Statement shall be prepared in accordance with the definitions of “Net Working Capital”, “Closing Date Indebtedness” and “Closing Date Selling Expenses” as set forth in this Agreement and otherwise in accordance with GAAP consistent with past practice of the Company. The Stockholders and the Stockholders’ Representative shall reasonably make available to the Cash Buyer and its representatives all information, books and records (upon reasonable advanced notice and during normal business hours), as may be reasonably requested in connection with the preparation and analysis of the Closing Statement. The Stockholders’ Representative shall have forty-five (45) days following its receipt of the Closing Statement (the “Review Period”) to review the same. The Stockholders’ Representative shall have reasonable access (during normal business hours and upon reasonable advanced notice) to the books and records of the Company for the purposes of reviewing the Closing Statement. On or before the expiration of the Review Period, the Stockholders’ Representative shall deliver to the Cash Buyer a written statement accepting or objecting to the Closing Statement (the “Closing Statement Response Notice”). If the Stockholders’ Representative (A) does not deliver such Closing Statement Response Notice to the Cash Buyer within the Review Period or (B) delivers a Closing Statement Response Notice that it accepts the calculations reflected in the Closing Statement, then (1) the Stockholders’ Representative shall be deemed to have accepted the Closing Statement and (2) the Closing Statement and the calculation of the Closing Working Capital, Closing Indebtedness and Closing Selling Expenses reflected in the Closing Statement and the recalculation of the Closing Date Purchase Price reflected in the Closing Statement, in each case, shall be final, conclusive and binding on the parties in all respects and the Final Purchase Price shall be equal to the recalculated Closing Date Purchase Price set forth in the Closing Statement delivered by the Cash Buyer.

(b)
In the event that the Stockholders’ Representative desires to dispute the accuracy of the calculations reflected in the Closing Statement, the Stockholders’ Representative must deliver to the Cash Buyer prior to the end of the Review Period a Closing Statement Response Notice setting forth those items that the Stockholders’ Representative disputes and the basis of such dispute in reasonable detail. For the thirty (30) day period following receipt by the Cash Buyer of such Closing Statement Response Notice, the Cash Buyer and the Stockholders’ Representative shall in good faith attempt to resolve such disputed items set forth in such Closing Statement Response Notice. If the Stockholders’ Representative and the Cash Buyer are not able to resolve any such disputed items set forth in such Closing Statement Response Notice within such thirty (30) day period described above, then the Cash Buyer and the Stockholders’ Representative jointly shall engage the Toronto office of PriceWaterhouse Cooper LLP, or if PriceWaterhouse Cooper LLP is unable or unwilling to accept its engagement, an independent nationally recognized accounting firm with experience in such matters and that is mutually agreed upon by the Cash Buyer and the Stockholders’ Representative (in either case, the “Accounting Referee”), and submit such unresolved disputed items to the Accounting Referee for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to resolve such disputed items in accordance with the definitions of “Net Working Capital”, “Closing Date Indebtedness” and “Closing Date Selling Expenses” set forth in this Agreement and the other applicable provisions of this Agreement. In resolving any disputed item, the Accounting Referee: (i) shall be bound by the principles set forth in this Section 2.4, (ii) shall base its determinations with respect to disputed items solely on presentations by and/or discussions with the Cash Buyer and the Stockholders’ Representative and their respective representatives (provided that such presentations and/or discussions occur in the presence (which may be by telephone) of each of the Cash Buyer and the Stockholders’ Representative) and the principles set forth in this Section 2.4 (including as set forth in the immediately preceding sentence), and not by independent review, and (iii) shall not assign a value to any disputed item greater than the greatest value for such disputed item claimed by either party in the Closing Statement or the Closing Statement Response Notice, as applicable, or less than the smallest value for such disputed item claimed by either party in the Closing Statement or the Closing Statement Response Notice, as applicable. The Accounting Referee shall deliver a statement setting forth its resolution of each unresolved disputed item within thirty (30) days of the submission of such disputed items to the Accounting Referee, which resolution shall be final, binding and conclusive on the parties. The Closing Statement shall be modified if necessary to reflect such determination by the Accounting Referee. The fees and costs of the Accounting Referee, if one is required, shall be allocated to be paid (A) by the Stockholders on the one hand, and (B) by the Cash Buyer, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Referee. For example, if the Stockholders’ Representative claims in a Closing Statement Response Notice that the Closing Working Capital is $1,000 greater than the amount determined by the Cash Buyer in the Closing Statement, and if the Accounting Referee ultimately resolves the dispute by awarding the Stockholders’ Representative $600 of the $1,000 contested, then the costs and expenses of the Accounting Referee shall be allocated 60% (i.e., 600 ÷ 1,000) to the Cash Buyer and 40% (i.e., 400 ÷ 1,000) to the Stockholders’ Representative.

(c)
The Final Purchase Price shall be calculated by recalculating the Closing Date Purchase Price using the Closing Working Capital, the Closing Indebtedness, and the Closing Selling Expenses as finally determined in accordance with Section 2.4(a) or (b) in lieu of the Estimated Working Capital, the Estimated Closing Date Indebtedness and the Estimated Closing Date Selling Expenses. If the Final Purchase Price is less than the Closing Date Purchase Price determined at Closing in accordance with Section 2.2(a) (the “Buyer Adjustment Excess”), then (i) the Stockholders’ Representative and Cash Buyer shall direct the Escrow Agent to pay an amount equal to the Buyer Adjustment Excess to the Cash Buyer from the Working Capital Escrow Funds (up to a maximum amount equal to the then-remaining Working Capital Escrow Funds) and (ii) the Stockholders’ Representative and Cash Buyer shall direct the Escrow Agent to pay any portion of the Working Capital Escrow Funds, if any, remaining following such payment to the Stockholders’ Representative on behalf of the Stockholders (which shall be distributed to the Stockholders by the Stockholders’ Representative in accordance with the Payment Allocation Schedule). Notwithstanding the foregoing, if the Buyer Adjustment Excess exceeds the then-remaining Working Capital Escrow Funds paid to the Cash Buyer pursuant to the immediately preceding sentence (such excess, the “Shortfall Amount”), then, at the option of the

Cash Buyer, the Shortfall Amount shall be paid by the Signing Stockholders (based on their respective Indemnification Percentage) to the Cash Buyer or the Cash Buyer may instruct the Escrow Agent (and, if requested by the Cash Buyer, the Stockholders’ Representative shall provide a joint written instruction with the Cash Buyer to the Escrow Agent) to release such Shortfall Amount to the Cash Buyer from the Indemnity Escrow Funds. If the Final Purchase Price is greater than the Closing Date Purchase Price determined at Closing in accordance with Section 2.2(a) (the “Stockholders Adjustment Excess”), then (A) the Cash Buyer shall pay an amount equal to the Stockholders Adjustment Excess to the Stockholders’ Representative on behalf of the Stockholders (which shall be distributed to the Stockholders by the Stockholders’ Representative in accordance with the Payment Allocation Schedule), and (B) the Stockholders and Cash Buyer shall direct the Escrow Agent to pay the entire Working Capital Escrow Funds to the Stockholders’ Representative on behalf of the Stockholders (which shall be distributed to the Stockholders by the Stockholders’ Representative in accordance with the Payment Allocation Schedule). Any amount owed pursuant to this Section 2.4(c) shall be referred to as the “Final Closing Adjustment.” Any payment required under this Section 2.4(c) shall be made within five (5) Business Days of the final determination of the Final Purchase Price in accordance with the terms of this Section 2.4 by wire transfer of immediately available funds.

2.5    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Stockholders’ counsel, Fillmore Riley LLP in Winnipeg, Manitoba at 11:00 a.m. local time, on the third Business Day following the date on which the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, or at such other time and place as the Stockholders’ Representative and the Buyer may mutually agree. The date on which the Closing actually occurs is called the “Closing Date”.

2.6    Escrows. At Closing, the Cash Buyer shall deliver to Computershare Trust Company of Canada (the “Escrow Agent”), for deposit in the applicable Escrow Accounts, the Working Capital Escrow Amount and the Indemnity Escrow Amount. The Escrow Accounts and all funds therein shall be governed by the terms of an escrow agreement to be entered into by and among the Cash Buyer, the Stockholders’ Representative and the Escrow Agent, such escrow agreement to be in substantially the form attached hereto as Exhibit G (the “Escrow Agreement”). The Working Capital Escrow Funds shall be held in escrow for the period of time required pursuant to Section 2.4 and shall be distributable to the Cash Buyer and/or the Stockholders’ Representative (on behalf of the Stockholders) in accordance with Section 2.4 hereof and the Escrow Agreement. The Indemnity Escrow Funds shall be held and released in accordance with the terms of this Agreement and the Escrow Agreement.

2.7    Purchase Price. The sum of (a) all amounts paid by the Cash Buyer to or on behalf of the Company, the Stockholders’ Representative and/or the Stockholders pursuant to Sections 2.2 and 2.4 and (b) the Aggregate Rollover Amount paid to the Rollover Stockholders through the issuance of Parent Buyer Shares pursuant to Section 2.2(b), are referred to herein as the “Purchase Price”.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE SIGNING STOCKHOLDERS ABOUT THE COMPANY

In order to induce the Buyer to enter into this Agreement, the Company and each of the Signing Stockholders represent and warrant to the Buyer that, as of the date hereof and as of the Closing Date:
3.1    Organization, Qualifications and Corporate Power.

(a)
The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Manitoba. The Company has all requisite corporate power and authority to own, operate and lease its properties, rights and assets and carry on its business as currently conducted. The Company is duly licensed or qualified to transact business and is in good standing in every jurisdiction in which the nature of the business transacted by it or the character of the properties, rights and assets owned or leased by it requires such licensing or qualification, except where the failure to have such qualification or license would not be material. True copies of its Certificate and Articles of Incorporation (the “Articles”) and By-laws (the “By-laws”), each as amended to date and made available to the Buyer, are complete and correct, and no amendments thereto are pending.

(b)
The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the other Sale Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of the Company.

(c)
This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, “General Enforceability Exceptions”). The other Sale Documents will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of such other Sale Documents by the other parties thereto, such Sale Documents will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by General Enforceability Exceptions.

3.2    No Conflicts; Consents. Except as set forth in Schedule 3.2, the execution and delivery by the Company of this Agreement and the other Sale Documents, and the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination, cancellation, modification or acceleration of, result in the triggering of any payments or result in a loss of benefit to which the Company or any of its Subsidiaries is entitled under, any Material Contract or Lease, permit, license, authorization or obligation to which the Company or any of its Subsidiaries is a party or by which the Company’s or any of its Subsidiaries’ properties, rights or assets are bound, or result in the creation of any Lien on any property or asset of the Company or any of its Subsidiaries; (ii) violate or breach any provision of the Articles or By-laws of the Company or organizational documents of any of the Company’s Subsidiaries; or (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under any provision of any Law or any order of, or any restriction imposed by, any Governmental Authority applicable to the Company or any of its Subsidiaries. No consent, approval, permit, declaration or filing with, or notice to, any Governmental Authority or other third party is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Schedule 3.2.

3.3    Subsidiaries.

(a)
Schedule 3.3(a) sets forth a correct and complete list of each subsidiary of the Company (collectively the “Subsidiaries” and each a “Subsidiary”), showing for each Subsidiary (i) such Subsidiary’s name and the address of its principal place of business, (ii) the jurisdiction of its organization and all jurisdictions in which it is qualified to do business, (iii) the number of equity securities of each class (A) authorized and (B) issued and outstanding, (iv) the percentage of the outstanding equity securities owned directly or indirectly by the Company, and (v) the names of the record holders of each class of outstanding equity securities and the number of such equity securities held by each such holder.

(b)
All outstanding equity securities of each Subsidiary have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of any pre-emptive or similar rights and, except as set forth on Schedule 3.3(a), are owned, directly or indirectly, of record by the Company free and clear of all Liens (except for federal, provincial and state securities law restrictions of general applicability). Except as set forth on Schedule 3.3(a), there are no equity or voting securities of any of the Subsidiaries (i) authorized, issued or outstanding, (ii) held in any such Subsidiary’s treasury, or (iii) reserved for issuance, and there are no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any pre-emptive rights), equity appreciation rights, calls or commitments of any character whatsoever to which the Company or any Subsidiary is a party or may be bound requiring the issuance, delivery or sale of securities, equity, ownership or voting interests of any Subsidiary.

(c)
Except for the Subsidiaries, the Company does not (i) own of record or beneficially, directly or indirectly, (A) any equity or voting interests or securities convertible into equity or voting interests of any other Person or (B) any participating or voting interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other Person.

(d)
There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the securities of, or other equity, ownership or voting interest in, any Subsidiary to which the Company or any Subsidiary is bound. No Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Subsidiary on any matter. There are no agreements, contracts or commitments to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any securities, or other equity or voting interest in, any Subsidiary or (ii) vote or dispose of any securities, or other equity, or voting interest in, any Subsidiary. There are no irrevocable proxies and no voting agreements with respect to any shares in the capital of, securities or other equity, ownership or voting interest in, any Subsidiary.

(e)
Each of the Subsidiaries, is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties, rights and assets and carry on its business as currently conducted. Except as set forth on Schedule 3.3(e), each Subsidiary is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties, rights and assets owned or leased by it requires such licensing or qualification, except where the failure to have such qualification or license would not be material. True copies of the organizational documents of each such Subsidiary, in each case as amended to date and made available to the Buyer’s counsel, are complete and correct, and no amendments thereto are pending.

3.4    Capitalization. The authorized capital stock of the Company as of the date of this Agreement consists of an unlimited number of shares of Voting Common shares, Non-Voting Common shares and Preferred shares, of which 6,378,648 Voting Common shares are issued and outstanding, 25,000 Non-Voting Common shares are issued and outstanding and 6,260,864 Preferred Shares are issued and outstanding and collectively, the foregoing constitute the Company Shares. All of the Company Shares have been duly authorized, validly issued and outstanding, fully paid and non-assessable and have not been issued in violation of any pre-emptive or similar rights. Schedule 3.4 sets forth a correct and complete list of (a) the names of the record owners of each of the Company Shares, and (b) the number of Company Shares owned or held by each such owner. Except as set forth on Schedule 3.4, there are no securities of the Company (i) authorized, issued or outstanding, (ii) held in the Company’s treasury or held by any of the Company’s Subsidiaries, or (iii) reserved for issuance. Except as set forth on Schedule 3.4, and except for the Pre-Closing Conversion, there are no outstanding subscriptions, options, warrants, commitments, pre-emptive rights, rights of first refusal or offer, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company or a Subsidiary is a party relating to the acquisition, transfer, purchase, sale or issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company or such Subsidiary. Except as set forth on Schedule 3.4, there are no agreements to which the Company is a party with respect to the voting of any shares of capital stock or securities of the Company or any of its Subsidiaries or which restrict the transfer of any such shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or securities, other equity interests or any other securities of the Company. Except as set forth on Schedule 3.4, there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the securities of, or other equity, ownership or voting interest in, the Company to which the Company is bound.  The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of the Company on any matter.  There are no agreements, contracts or commitments to which the Company is a party or by which the Company is bound to (A) repurchase, redeem or otherwise acquire any securities, or other equity or voting interest in, the Company or (B) vote or dispose of any securities, or other equity, or voting interest in, the Company. Except as set forth on Schedule 3.4, there are no irrevocable proxies and no voting agreements with respect to any shares in the capital of, securities or other equity, ownership or voting interest in, the Company.

3.5    Financial Statements and Other Matters.

(a)	Schedule 3.5 sets forth complete copies of:

(i)
the audited consolidated balance sheet of the Company and its Subsidiaries as of November 30, 2014 (the “Latest Audited Balance Sheet”), November 30, 2013 and November 30, 2012, and the related audited consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each of the fiscal years then ended, together with the notes thereto; and

(ii)
the unaudited Company prepared consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2015 (the “Latest Balance Sheet”) and the related unaudited Company prepared consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the five (5) months then ended (the “Interim Financial Statements”).

The information referenced in the preceding clauses (a) and (b) shall hereinafter be referred to as the “Historical Financial Statements.” The Historical Financial Statements (including the footnotes thereto) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis with past practices of the Company and its Subsidiaries throughout the periods involved and fairly present, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods covered thereby, except in the case of the Interim Financial Statements for (A) normal year-end adjustments and (B) the omission of accompanying notes and schedules.

(b)
All accounts receivable of the Company and its Subsidiaries (including all accounts receivable reflected in the Latest Balance Sheet and all accounts receivable that have arisen since the date of the Latest Balance Sheet (except such accounts receivable as have been collected since such dates)) are valid and enforceable claims and were earned by performance of actual, bona fide transactions in the ordinary course of business consistent with past practices of the Company and its Subsidiaries.  The allowance for doubtful accounts, if any, set forth on the Latest Balance Sheet was determined in accordance with GAAP consistent with past practices. All accounts payable of the Company and its Subsidiaries arose in the ordinary course of business consistent with past practices and represent only actual, bona fide transactions. Since the Latest Balance Sheet Date, all current assets and current liabilities have been managed by the Company and its Subsidiaries in the ordinary course of business consistent with past practices (including the collection of accounts receivable and payment of accounts payable and other liabilities).

3.6    Events Subsequent to the Date of the Latest Audited Balance Sheet. Except as set forth on Schedule 3.6, since the date of the Latest Audited Balance Sheet, (a) the Company and its Subsidiaries have operated only in the ordinary course of business consistent with past practice, (b) there has been no change in the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, except such changes that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, and (c) except as specifically set forth on Schedule 3.6 hereto, neither the Company nor any of its Subsidiaries have taken any action that, if taken after the date hereof, would constitute a breach of Section 6.1 absent the consent of the Buyer.

3.7    Litigation. Except as set forth in Schedule 3.7, there is no Action pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written communication, or to the Company’s knowledge, any oral communication that any Action, audit or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened.

3.8    Compliance with Law. Except as set forth in Schedule 3.8, neither the Company nor any Subsidiary is, nor has been since January 1, 2010, in default or violation in any material respect of any Law applicable to the Company or such Subsidiary or by which any property, right or asset of the Company or its Subsidiaries is bound. Neither the Company nor any Subsidiary has been charged with or received any written (or, to the knowledge of the Company, oral) notice or citation of any violation or alleged violation in any material respect of any Law applicable to the Company or any Subsidiary. To the Company’s knowledge no fact or condition exists that with notice or lapse of time or both would constitute a default or violation under any order, judgment, decree or injunction of any court, arbitrator or other Governmental Authority.

Without limiting the generality of the foregoing, each of the Company and its Subsidiaries is, and since January 1, 2010 has been, in compliance with all legal requirements under (a) the Foreign Corrupt Practices Act of 1977 (United States), 5 U.S.C. § 78dd-1, et seq, (b) the Corruption of Foreign Public Officials Act, S.C. 1998, c. 34 and (c) all other anti-corruption and bribery Laws, in each case, in jurisdictions in which the Company or the applicable Subsidiary thereof is carrying on business or otherwise operating, including those jurisdictions where such applicable Laws impose liability for the conduct of associated third parties (collectively, “Anti-Bribery Laws”). Since January 1, 2010, none of the Company or any Subsidiary has received any communication from any Governmental Authority that alleges that any of the Company or its Subsidiaries or any of their respective agents or representatives is in violation of, or has, or may have, any liability under, any Anti-Bribery Law. None of the Company or any of its Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the U.S. Department of the Treasury or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.
3.9    Licenses and Permits. Schedule 3.9 contains a true, correct and complete list of all licenses, permits, authorizations, registrations and certifications of any Governmental Authority, which have been issued to the Company or any of its Subsidiaries and are currently in effect or which have been applied for by the Company or any of its Subsidiaries with the applications pending as set out on Schedule 3.9 (the “Company Licenses”). Each of the Company and its Subsidiaries has all licenses, permits, authorizations, registrations and certifications of any Governmental Authority that are necessary to conduct their respective businesses as are presently being conducted or for the lawful ownership of their respective properties and assets, except as would not be material. Each Company License is valid and in full force and effect. There is no investigation, proceeding or other Action pending or, to the Company’s knowledge, threatened that could result in the termination, revocation, suspension, or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License which would be material to the Company or any of its Subsidiaries. The execution, delivery and performance of this Agreement and the other Sale Documents and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any Company Licenses, and no Company License will require the consent of its issuing authority to, or as a result of the consummation of, the transactions contemplated hereby.

3.10    Real and Personal Property.

(a)	Neither the Company nor any Subsidiary owns any real property.

(b)
Schedule 3.10(b) sets forth a list of all real property leased by the Company or any of its Subsidiaries and sets forth the municipal address thereof (the “Leased Real Property”). All leases (including subleases) relating to Leased Real Property are identified on Schedule 3.10(b) (each a “Lease” and collectively, the “Leases”) and the Company has made available to the Buyer a true and complete copy of each Lease (including any amendments and renewals) for each parcel of Leased Real Property. None of the Company nor its Subsidiary is a party to, or is under any agreement to become a party, nor has any right or interest in, any lease with respect to real property other than the Leased Real Property and the Leases identified on Schedule 3.10(b). Each Leased Real Property is adequate and suitable for the purpose for which it is presently being used, and the Company or its Subsidiaries, as the case may be, has the adequate rights of ingress and egress into each Leased Real Property for the operation of the Business in the ordinary course of business. With respect to each Lease:

(i)
the Company or a Subsidiary of the Company, as applicable, have valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property granted to the Company or its Subsidiary, as applicable, pursuant to each pertinent Lease, except as such enforceability may be limited by General Enforceability Exceptions;

(ii)
each Lease has been duly authorized and executed by the Company or its Subsidiary, as applicable, is in good standing, is in full force and effect without amendment, except as disclosed in Schedule 3.10(b), and is legal, valid and binding on the Company or applicable Subsidiary, except as such enforceability may be limited by General Enforceability Exceptions;

(iii)
none of the Company, any Subsidiary or, to the Company’s knowledge, any other party to any of the Leases is in material breach or material default of any provision under any of said Leases (including any default relating to the payment of base rent or additional rent), nor to the Company’s knowledge has any event occurred which, with notice or the passage of time, or both, would give rise to such a material breach or material default by the Company or any Subsidiary or, to the Company’s knowledge, any other party to any of the Leases, as applicable;

(iv)
the possession and quiet enjoyment by the Company or applicable Subsidiary of the Leased Real Property under such Leases has not been disturbed and there are no disputes between the Company and the landlord of the Leased Real Property with respect to any Lease; and

(v)	except as disclosed in Schedule 3.10(b), there are no restrictions on assignment or change of control of the Company or its Subsidiary in the Leases.

(c)
Except as set forth on Schedule 3.10(c) or as specifically disclosed in the Latest Balance Sheet, and except with respect to leased personal property, the Company and each of its Subsidiaries have good title to all of their tangible personal property and assets shown on the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet, free and clear of any Liens, except for Permitted Liens.

3.11    Intellectual Property.

(a)
Schedule 3.11 sets forth true, complete and correct lists of all Registered Intellectual Property Assets owned by the Company or its Subsidiaries indicating for each item of such Registered Intellectual Property, the applicable filing jurisdiction, the registration or application number, the owner and the registration or filing date. All such Registered Intellectual Property is subsisting, unexpired, valid and enforceable.

(b)	Except as would not, individually or in the aggregate, be material to the Company or any of its Subsidiaries or interfere with the conduct of the Company’s or any of its Subsidiaries’ businesses:

(i)
the Company and its Subsidiaries own all proprietary Intellectual Property Assets used in their business, and own or have the right to use all other material Intellectual Property Assets used in their business;

(ii)
(A) the operation of the businesses of the Company or any of its Subsidiaries as currently conducted does not infringe or misappropriate the Intellectual Property Assets of any third party, (B) since January 1, 2012 no Person has asserted in a writing received by the Company (including cease and desist letters and invitations to take a patent license) or, to the Company’s knowledge, otherwise asserted that the Company has infringed or misappropriated the Intellectual Property Assets of any third party and (C) to the Company’s knowledge since January 1, 2012, no third party has infringed or misappropriated any Intellectual Property Assets owned by the Company;

(iii)	the Company and its Subsidiaries have taken reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use; and

(iv)
the Company and its Subsidiaries’ respective IT Assets operate and perform as required by the Company and its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed since January 1, 2013; the Company and its Subsidiaries have implemented the backup, security and disaster recovery technology and procedures described in Schedule 3.11(b)(iv); and the Company and its Subsidiaries are compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the non-public personal information of their respective customers, consumers and employees.

(c)
Each current and former employee, consultant and contractor of the Company or its Subsidiaries who develops or has developed Intellectual Property Assets on behalf of the Company has executed proprietary information, confidentiality and assignment agreements that assign to the Company ownership of all Intellectual Property Assets that such employee, consultant and contractor might possess in and to such Intellectual Property Assets and that irrevocably waive any and all common law rights including moral rights that such employee, consultant and contractor might possess in and to the Intellectual Property Assets.

3.12    Insurance. Schedule 3.12 (as may be updated following signing and before Closing if any such policy is up for renewal during such period, as disclosed on Schedule 3.12; provided, however, that any such policy that is up for renewal shall be renewed without any loss of or reduction in insurance coverage from the insurance coverage under such policy as of the date of this Agreement) sets forth a summary of each insurance policy held by, or for the benefit of, the Company, its Subsidiaries or any of their respective directors, officers or employees (collectively, the “Insurance Policies”). All of such Insurance Policies are in full force and effect and all premiums due on such policies have been paid. No notice of cancellation or non-renewal of any Insurance Policy has been received by the Company or any of its Subsidiaries and there is no claim under any Insurance Policy as to which coverage has been denied or disputed by the underwriters or issuers thereof.

3.13    Taxes. All Tax returns, declarations, election, remittances, information returns and reports in respect of all Taxes required to be filed by or on behalf of the Company and each of its Subsidiaries, including remittances of payroll source deductions (“Tax Returns”), have been correctly prepared and duly and timely filed with the appropriate governmental bodies (taking into account any permissible extensions of time to file such returns). Except as set forth on Schedule 3.13, all Taxes due and owing by the Company or any of its Subsidiaries and all assessments or reassessments of Taxes have been timely paid or remitted and no further Taxes are due with respect to any taxation year of the Company or any Subsidiary ending before Closing. Neither the Company nor any of its Subsidiaries received any refund of Taxes to which it was not entitled. Except as set out on Schedule 3.13, since November 30, 2014, the Company and each of its Subsidiaries have only incurred liability for Taxes in the ordinary course of business. Except as set forth on Schedule 3.13, there are no outstanding issues which have been raised and communicated in writing to the Company or any of its Subsidiaries by any Governmental Authority in respect of any Tax Returns filed by the

Company or its Subsidiaries. Except as set forth on Schedule 3.13, there are no Actions with respect to the Company or any of the Subsidiaries investigated by or before any Governmental Authority including, objections, appeals and applications for review, existing or pending or, to the Company’s knowledge, proposed or threatened in respect of Taxes of the Company or any of the Subsidiaries, or any matters under discussion between the Company and any Governmental Authority relating to such Taxes. To the extent that Tax liabilities of the Company or any Subsidiary have accrued or will accrue to the Closing Date, but have not become payable, they are and will be adequately reflected as liabilities on the books and records of the Company. The Company and each of its Subsidiaries have made adequate and timely installments of Taxes required to be made. Except as set forth on Schedule 3.13, there are no outstanding agreements or waivers extending any statute of limitation with respect to the assessment or reassessment of any Taxes. All amounts of Taxes required to be deducted or withheld by the Company and its Subsidiaries on or prior to the Closing Date from each payment made to any of the past and present shareholders, directors, officers, agents and employees or to non-resident Persons under any applicable statute (including the ITA, any provincial or state statute, and the respective regulations thereto) Canada Pension Plan contributions and employment insurance contributions, have been properly deducted and withheld and such amounts have been paid and remitted to the appropriate authorities within the prescribed times. All amounts of Taxes (including goods and services tax and provincial sales taxes) required to be collected on or prior to the Closing Date from each receipt from any of the past and present customers (or other Persons paying amounts to the Company or to each of its Subsidiary) have been properly collected and such amounts have been paid and remitted to the appropriate Governmental Authority within the prescribed times. The amount of Tax deducted or withheld or collected but not remitted by the Company and by each of its Subsidiaries will be retained in the appropriate accounts and remitted by the Company and by each of its Subsidiaries to the appropriate authorities when due. There are no circumstances as at the date hereof and on Closing which exist and could result in, or which have existed and resulted in, the application of any of section 17, subsection 18(4) or sections 78, 79, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA or any equivalent provision of the taxation legislation of any province or any other jurisdiction, to the Company or to any of its Subsidiaries. Neither the Company nor any of its Subsidiaries will be required to include in a tax period ending after Closing any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period. The Company and each of its Subsidiaries have not acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the ITA) for an amount that is other than the fair market value of such property or services, nor have the Company and each of its Subsidiaries been deemed to have done so for purposes of the ITA. For all transactions between the Company or any of its Subsidiaries, on the one hand, and any non-resident Person with whom the Company or any of its Subsidiaries were not dealing at arm's length, on the other hand, during a taxation year commencing after 1998 and ending on or before Closing, the Company and each of its Subsidiaries have made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the ITA. Except as set out on Schedule 3.13, no claim has ever been made by a Governmental Entity in respect of Taxes in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries are or may be subject to Tax by that jurisdiction. The Company Shares do not, and have not at any particular time during the sixty (60) months prior to Closing, derived, directly or indirectly, more than 50% of their fair market value from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, or (iv) options in respect of, interests in or civil law rights in any of the foregoing, whether or not the property exists, as such terms are defined for purposes of the definition of “taxable Canadian property” in subsection 248(1) of the ITA.

3.14    Contracts and Commitments. Except for those contracts listed on Schedule 3.14 (the “Material Contracts”), neither the Company nor any of its Subsidiaries is a party to:

(a)	any material distributor, dealer, manufacturer’s representative or sales agency agreement;

(b)	any original equipment manufacturer agreement;

(c)
any agreement with another Person (i) materially limiting or restricting the ability of the Company or any Subsidiary to enter into or engage in any market, line of business or geographic area, (ii) requiring the Company or any of its Subsidiaries to deal on an exclusive basis with any Person; or (iii) containing any provisions requiring the Company or any Subsidiary to offer any Person terms or concessions at least as favorable as offered to one or more parties;

(d)	any agreement with any current officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries;

(e)
any agreement for the employment of any officer, individual employee or other person on a full time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or which cannot be terminated by the Company or any Subsidiary thereof on less than thirty (30) days’ notice without liability for any penalty, payment or other obligation;

(f)	collective bargaining agreement or other agreement with any trade union or employee organization in respect of or affecting employees;

(g)
any agreements for the sale of any of the properties, rights or assets of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business for consideration in excess of $50,000);

(h)
any agreement relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the assets or capital stock of any other Person with respect to which the Company or any of its Subsidiaries has any continuing rights or obligations;

(i)	any agreements relating to the incurrence, assumption, surety or guarantee of any Indebtedness and any performance bonds or letters of credit, whether or not drawn or called;

(j)	any agreement related to material Intellectual Property Assets;

(k)
(i) any agreement the Company or any of its Subsidiaries has made payments under of more than $100,000 in the twelve (12) calendar months ended April 30, 2015 or (ii) any agreement which requires or contemplates payments by the Company or any of its Subsidiaries of more than $100,000 in the twelve (12) full calendar months after April 30, 2015;

(l)
(i) any agreement the Company or any of its Subsidiaries has received payments pursuant to, of more than $100,000 in the twelve (12) calendar months ended April 30, 2015, or (ii) any agreement which requires or contemplates payments to the Company or any of its Subsidiaries of more than $100,000 in the twelve (12) full calendar months after April 30, 2015;

(m)
any deposit agreements, indentures, mortgages, pledge agreements, security agreements, deeds of trust, conditional sale agreements or other agreements granting a Lien (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries to any Person; or

(n)	any joint venture, strategic alliance, partnership, limited partnership or other similar agreements;

(o)	any agreement containing a right of first refusal, first offer or first negotiation or is a requirements contract;

(p)
any agreement that relates to the issuance or ownership of any securities, equity, ownership or voting interests, or securities convertible into or exchangeable for securities, equity, ownership or voting interests of the Company or any of its Subsidiaries;

(q)	any agreement or contract containing any “earn-out”, contingent or deferred purchase price or similar contingent payment obligation or any material indemnification obligations; and

(r)
any agreement with any employee or other service provider of the Company or any of its Subsidiaries containing any retention, “change of control” or similar provision that may be triggered by the transactions contemplated by this Agreement or any agreement as to length of notice or severance payment required to terminate his or her employment, other than such arising from any applicable law from the employment of an employee without an agreement as to notice or severance.

Prior to the date of this Agreement, the Company has made available to the Buyer true, correct and complete copies of all Material Contracts; provided, however, that the Company has not disclosed to the Buyer certain confidentiality agreements entered into with other prospective bidders prior to May 12, 2015 in connection with the sale of the Company, which the Company will provide to the Buyer on Closing and none of which contains any obligations of the Company or any of its Subsidiaries other than those contained in the Confidentiality Agreement. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, and to the Company’s knowledge, the other parties thereto, except as such enforceability may be limited by General Enforceability Exceptions. There exists no breach or default (or event which with or without the lapse of time or the giving of notice, or both would constitute a breach or default), under any Material Contract by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has given any written or other notice that it intends to terminate a Material Contract, nor has any of the Company or any of its Subsidiaries received any written notice or, to the Company’s knowledge, other notice, that any other party to any Material Contract intends to terminate a Material Contract. The consummation of the transactions contemplated hereunder will not cause (A) any Material Contract to cease to be in full force and effect, (B) the breach of any terms or conditions of any Material Contract, (C) the forfeiture or impairment of any material rights under any Material Contract or (D) any penalty or other adverse consequence under any Material Contract, in any of the foregoing clauses (B) through (D) that, individually or in the aggregate, would be material to the Company or would interfere in any respect with the conduct of the Business.
3.15    Loans and Advances. Except as set forth in the attached Schedule 3.15, neither the Company nor any of its Subsidiaries has any outstanding loans or advances to any Person and neither the Company nor any of its Subsidiaries is obligated to make any such loans or advances, except, in each case, for advances to employees of the Company or any of its Subsidiaries in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company or any of its Subsidiaries.

3.16    Indebtedness of Company; Assumptions, Guaranties, Etc. of Indebtedness of Other Persons. Except as set forth in Schedule 3.16, the Company and its Subsidiaries have no Indebtedness. Except as set forth in Schedule 3.16, neither the Company nor any of its Subsidiaries have assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any Indebtedness of any other Person (including liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and guarantees by the Company of its Subsidiaries’ obligations and guarantees by the Subsidiaries of the Company’s obligations, in each case, in the ordinary course of business. Schedule 3.16 includes, for each item of Indebtedness, the amount outstanding, the name of the applicable lender or creditor and payment instructions for the pay-off of such Indebtedness), and true, correct and complete copies of all instruments and documents, if any, evidencing, creating, securing or otherwise relating to such Indebtedness have been provided to Buyer.

3.17    Brokers. Schedule 3.17 sets forth a true, complete and correct list of all contracts, agreements, arrangements or understandings between the Company or any Subsidiary and any broker, finder or similar agent with respect to the transactions contemplated by this Agreement and the total amount payable thereunder.

3.18    Employees and Consultants.

(a)
Except as set forth on Schedule 3.18, (i) no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Company or any Subsidiary by way of certification, interim certification, voluntary recognition, or succession rights; (ii) the Company or any Subsidiary is not a party to or bound by any union collective bargaining agreements or other similar labour contracts, and no such agreements are being negotiated; and (iii) no trade union has applied to have either the Company or any Subsidiary declared a related employer pursuant to the applicable labour standards Laws or any similar legislation in any jurisdiction in which the Company or any Subsidiary carries on business. To the Company’s knowledge, no campaigns are being conducted by any labour organization to organize any of the employees of the Company or any Subsidiary, and no such campaigns have been conducted since January 1, 2010. Since January 1, 2010, there has not been any work stoppage, slowdown or lockout due to labour disagreements. There is currently no labour strike, dispute, request for decertification, slow down or stoppage actually pending or threatened in writing or, to the Company’s knowledge, orally, against or affecting the Company or any Subsidiary.

(b)
Except as set forth in Schedule 3.18, the Company or any Subsidiary is not a party to any claim, pending arbitration or grievance proceeding or other claim or Action relating to any labour, employment, health and safety or workers compensation matter nor is any such action threatened in writing or, to the Company’s knowledge, orally. No unfair labour practice complaint or proceeding or other similar Action is pending or, to the Company’s knowledge, threatened, against the Company or any Subsidiary.

(c)
Except as set forth on Schedule 3.18, the Company has no written notice of or knowledge of any investigation by any Governmental Authority related to human rights, worker safety or unfair labour practice or any other employment or labour related investigation against the Company by a Governmental Authority, and the Company is in material compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the classification of employees for the purposes of overtime pay requirements, the provision of meal and rest breaks and pay for all working time.

(d)	All amounts due or accrued due for all salary, wages, bonuses, commissions, sick days, and vacation with pay, have either been paid or are accurately reflected in the Company’s books and records.

(e)
Schedule 3.18(e) is a correct and complete list of all current employees and consultants of the Company and its Subsidiaries, (without reference to names) including salary or hourly wage, position, hire date, commissions and consulting fees, current target bonus opportunities, status as full-time or part-time, location of employment and whether such employee is on leave, the type of leave and their expected date of return to work if known.

(f)	The Company and its Subsidiaries have made all required payments to the appropriate Governmental Authorities with respect to applicable statutory deductions.

(g)
No executive or manager of the Company or any Subsidiary: (i) to the Company’s knowledge, has any present intention to terminate his or her employment or (ii) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides the Company or any Subsidiary that would be material to the performance of such employee’s employment duties, or the ability of the Company or Buyer to conduct the Business as currently conducted.

(h)
Except as set forth on Schedule 3.18(h), neither the Company nor any of its Subsidiaries has entered into and is not bound by any (i) employment, consulting or severance contract with any of its directors, officers or employees, or (ii) collective bargaining agreements with its employees.

(i)	Each independent contractor, agent and consultant who is disclosed on Schedule 3.18 has been properly classified by the Company or any of its Subsidiaries as an independent contractor and neither the

Company nor any of its Subsidiaries have received any notice from any Governmental Authority disputing such classification.

(j)
Except in the ordinary course of business, there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance/workers’ compensation legislation in respect of the Company or any of its Subsidiaries and they have not been reassessed in any material respect under such legislation since January 1, 2012. To the Company’s knowledge, no audit of the Company or its Subsidiaries are currently being performed pursuant to any applicable workplace safety and insurance/workers’ compensation legislation and there are no claims or potential claims which may materially adversely affect the Company’s or its Subsidiaries accident cost experience.

3.19    Transactions With Related Parties. Except as set forth in Schedule 3.19, no director, officer, or stockholder of the Company or any of its Subsidiaries, or member of the immediate family of any such Person, or any Affiliate of the Company or any stockholder of the Company or any of its Subsidiaries, or any member of the immediate family of any such Person (collectively, “Related Parties”), directly or indirectly, is a party to any agreement or transactions with the Company or any of its Subsidiaries. No Related Party, directly or indirectly, owns, has any right to use or otherwise has any beneficial interest in (other than the Stockholders through their ownership of the Company Shares) any assets or properties used in the businesses of the Company and/or any of its Subsidiaries.

3.20    Environmental.

(a)	Environmental Reports. The Company and its Subsidiaries have made available to the Buyer or the Buyer’s representatives correct and complete copies and results of all Environmental Reports.

(b)	No Environmental Liability.

(i)
Except as specifically set forth on Schedule 3.20, neither the Company nor any of its Subsidiaries has any liability or obligation, and there is no past or existing condition or event that could reasonably be expected to result in any such liability or obligation:

(1)	relating to the violation by the Company or any of its Subsidiaries of any Environmental Law or permit;

(2)
with respect to, or relating to, the generation, presence, disposal, Release, threatened Release, handling, transportation, treatment, storage, Cleanup or contamination of or by any Hazardous Material (i) by the Company or any of its Subsidiaries or (ii) at any Leased Real Property; or

(3)	with respect to, or relating to, the Cleanup of any real property.

(any such liability or obligation referred to in clauses (1), (2) and (3) being an “Environmental Liability”).

(ii)	Except as specifically set forth on Schedule 3.20, there are no Environmental Liabilities existing or occurring on or prior to Closing for which the Company or any of its Subsidiaries are responsible.

(iii)
Except as set forth on Schedule 3.20, the Company and its Subsidiaries currently possess all consents, licenses, permits, authorizations and certifications required under applicable Environmental Laws for the operation of the business as presently conducted, and such consents, licenses, permits, authorizations and certifications are valid and in full force and effect.

(c)	Notices. Except as set forth on Schedule 3.20, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral communication from a Governmental

Authority or any other person alleging (i) that the Company, or any of its Subsidiaries has violated or is in violation of any Environmental Law or is liable for any Cleanup or (ii) that the Company or any of its Subsidiaries has any Environmental Liability and to the Company’s knowledge, no such communication is threatened.

(d)	Hazardous Materials. To the Company’s knowledge, there are no Hazardous Materials present in the soil or groundwater at or under any Leased Real Property.

3.21    Employee Benefit Plans.

(a)
Schedule 3.21(a) includes a list of each Benefit Arrangement of the Company or any of its Subsidiaries. The Company has furnished to the Buyer true, correct and complete copies of all the Benefit Arrangements as amended as of the date hereof, together with all material related documentation including, without limitation, funding and investment management agreements, summary plan descriptions, financial statements and asset statements, and all material correspondence with all Governmental Authorities.

(b)
Each Benefit Arrangement has been operated in material compliance with all applicable Laws. The Company has made all contributions and paid all premiums in respect of each Benefit Arrangement in a timely fashion in accordance with the terms of each Benefit Arrangement and all applicable Laws.

(c)
Subject to the requirements of applicable laws, no provision of any Benefit Arrangement or of any agreement, and no act or omission of the Company or any its Subsidiaries in any way limits, impairs, modifies or otherwise affects the right of the Company or any of its Subsidiaries to unilaterally amend or terminate any Benefit Arrangement, and no commitments to improve or otherwise amend any Benefit Arrangement have been made.

(d)
Except as set forth on Schedule 3.21(d), with respect to the employees and former employees of the Company and its Subsidiaries: (i) no Benefit Arrangement provides for post-retirement or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependents of retired terminated employees, except as required by applicable laws; and (ii) no Benefit Arrangement is or is intended to be a “registered pension plan”, “deferred profit sharing plan”, a “retirement compensation arrangement”, a “registered retirement savings plan”, or a “tax-free savings account” as each such term is defined in the ITA.

(e)	No insurance policy or any other agreement affecting any Benefit Arrangement requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.

(f)
No Benefit Arrangement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement (if required), or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) would: (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit; (ii) except for the applicable stock option plan of the Company, accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any employee, director, officer or independent contractor; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Benefit Arrangement; (iv) otherwise give rise to any material liability under any Benefit Arrangement; or (v) limit or restrict the right to amend, terminate or transfer the assets of any Benefit Arrangement on or following the Closing Date.

(g)	No advance tax rulings have been sought or received in respect of any Benefit Arrangement.

(h)
All employee data necessary to administer each Benefit Arrangement in accordance with its terms and conditions and all applicable Laws is in possession of the Company and its Subsidiaries and such data is complete, correct, and in a form which is sufficient for the proper administration of each Benefit Arrangement.

3.22    Product Warranties; Recalls.

(a)
Except as required by applicable law or as set forth on Schedule 3.22, no product manufactured, sold or delivered by, or services rendered by or on behalf of the Company or any of its Subsidiaries is subject to any express guaranty, warranty or other indemnity beyond the standard terms and conditions listed on Schedule 3.22.

(b)	Except as disclosed on Schedule 3.22(b), since January 1, 2010, the Company and its Subsidiaries have not recalled any of their products.

(c)
Except as disclosed on Schedule 3.22(c), each product that has been manufactured, sold, marketed, distributed or delivered by or on behalf of the Company or any Subsidiary has been, in all material respects, in conformity and compliance with, and designed and manufactured in accordance with, (i) all applicable Laws and governmental requirements, all applicable contractual commitments and all warranties (whether express or implied), and (ii) any specifications set forth on or in the packaging of such product.

(d)
Except as disclosed on Schedule 3.22(d), there are no liabilities or obligations, including product liability, product warranty or service warranty liabilities and obligations, in respect of any products manufactured, shipped, distributed, sold or provided by the Company or its Subsidiaries in connection with the Business prior to Closing, and to the Company’s knowledge there are no matters, facts, circumstances or events in existence which will give rise to such liabilities or obligations after Closing.

3.23    Equipment, Fixtures and Inventory. The Company and its Subsidiaries have good and marketable title to, or are otherwise legally entitled to use, all of their material equipment, fixtures and inventory in which the Company or one of its Subsidiaries uses in carrying on the Business, and the Company or one of its Subsidiaries has possession of all such material equipment, fixtures and inventory other than the fixtures set out in Schedule 3.23 in the possession of suppliers in the ordinary course of business. All items of inventory of the Company and its Subsidiaries consist of items of a quality and quantity useable and saleable in the ordinary course of business, except for obsolete items that have been written off in the Latest Balance Sheet in accordance with GAAP consistent with past practices. The values of the inventory of the Company and its Subsidiaries reflected in the Latest Balance Sheet reflects the Company’s normal inventory valuation policies in accordance with GAAP consistent with past practices.

3.24    Books and Records. The records and books of account of the Company and each of its Subsidiaries are correct in all material respects. The minute books of the Company and each of its Subsidiaries, true, correct and complete copies of which have been made available to the Buyer or its representatives prior to the date of this Agreement, contain materially accurate records of substantially all meetings and reflect all corporate action of the shareholders and the board of directors (including committees) of the Company and each of its Subsidiaries, as the case may be. The stock books and ledgers of the Company and its Subsidiaries, true, correct and complete copies of which have been made available to the Buyer or the Buyer’s representatives prior to the date of this Agreement, correctly record all transfers and issuances of all equity securities of the Company and each of its Subsidiaries.

3.25     Sufficiency of Assets. The Company and its Subsidiaries own, or have a valid leasehold interest in, all rights, property and assets necessary to enable them to carry on the Business immediately following Closing substantially in the same manner as it was conducted by the Company and its Subsidiaries prior to Closing.

3.26    No Undisclosed Liabilities. Except as set forth in Schedule 3.26 or for the Company’s obligations expressly set forth herein or under the other Sale Documents, neither the Company nor any of its Subsidiaries have any liabilities or obligations of any nature (whether known or unknown, and whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise) other than (a) liabilities that are reflected for in the Latest Balance Sheet, (b) liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices of the Company and its Subsidiaries and reflected in the Closing Statement as “current liabilities” and (c) performance obligations pursuant to (i) Material Contracts or (ii) contracts, agreements and commitments entered into in the ordinary course of business which are not required to be disclosed in the Disclosure Schedules due to specified dollar thresholds.

3.27    Suppliers; Customers.

(a)
Schedule 3.27(a) sets forth the top ten (10) end customers of the Company and its Subsidiaries and the distributor for each such end customer (any such customer or distributor, a “Top Customer/Distributor”) (in terms of total recognized revenue) during each of (i) the fiscal year ended November 30, 2014 and (ii) the five months ended April 30, 2015. As of the date of this Agreement, other than as indicated on Schedule 3.27(a), no Top Customer/Distributor listed in Schedule 3.27(a) has (i) canceled, suspended, terminated or otherwise materially reduced its relationship with the Company or any of its Subsidiaries or (ii) received or claimed any credit, offset or payment for a failure by the Company or any Subsidiary to meet its commitments under its agreement with such Top Customer/Distributor. Neither the Company nor any Subsidiary has received written or, to the Company’s knowledge, other notice that any such Top Customer/Distributor intends to cancel, suspend or terminate its relationship with the Company or any of its Subsidiaries or otherwise materially reduce or modify its relationship with the Company or any of its Subsidiaries (including its intent to reduce its business or adversely change the terms upon which it pays for services from the Company or any of its Subsidiaries).

(b)
Schedule 3.27(b) sets forth the top ten (10) suppliers to the Company and its Subsidiaries (in terms of expenditures) during each of (i) the fiscal year ended November 30, 2014 and (ii) the five (5) months ended April 30, 2015. No supplier listed on Schedule 3.27(b) has canceled, suspended, terminated or otherwise materially reduced its relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written or, to the Company’s knowledge, other notice that any such vendor intends to cancel, suspend or terminate its relationship with the Company or any of its Subsidiaries or otherwise materially reduce or modify its relationship with the Company or any of its Subsidiaries (including its intent to increase its pricing or reduce its discounts for the Company or any Subsidiary thereof, to curtail its accommodations, sales or scope of service to the Company or any Subsidiary thereof or to adversely change the terms upon which it sells goods or services to the Company or any Subsidiary thereof).

3.28    Activities. The Company and its Subsidiaries are not and do not carry on the activities of a “cultural business” within the meaning of the Investment Canada Act.

3.29    Minority Shareholders Agreements with Non-Signing Stockholders. Each of the Non-Signing Stockholders, other than Philip Schwartz, has entered into a Minority Shareholders Agreement in the form attached hereto as Exhibit M, which includes for greater certainty, Drag-Along Rights in favor of the Majority Shareholders.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SIGNING STOCKHOLDERS

Each Signing Stockholder, severally and not jointly, hereby makes to the Buyer each of the representations and warranties set forth in this Article 4 with respect to such Signing Stockholder as of the date hereof and as of the Closing Date:
4.1    Company Shares. Each Signing Stockholder owns of record and beneficially the Company Shares set forth opposite such Signing Stockholder’s name on Exhibit A. Such Company Shares, when delivered by the Signing Stockholder to the Buyer pursuant to this Agreement, will be free and clear of any and all Liens (except for federal and state or provincial securities law restrictions of general applicability). At Closing, such Signing Stockholder shall transfer to the Buyer good and marketable title to the Company Shares set forth opposite such Signing Stockholders name on Exhibit A. Other than such Signing Stockholder's Company Shares, such Signing Stockholder has no right to any equity (or phantom equity) or other ownership interest with respect to the Company or any of its Subsidiaries.  Except as set forth on Schedule 4.1, there are no agreements, contracts or commitments to which such Signing Stockholder is a party, including voting agreements, shareholder agreements or any other similar agreements, relating to the voting or transfer of such Signing Stockholder's Company Shares.  Except as set forth on Schedule 4.1, no Person has any rights to acquire any of the Signing Stockholder's Company Shares, and there are no options, warrants, calls or other securities or rights outstanding which are related to, are convertible into or exercisable for, or which otherwise confer on the holder thereof any right to acquire any of the Signing Stockholder's Company Shares.

4.2    Authority.

(a)	If a Signing Stockholder is a corporation, then:

(i)
the Signing Stockholder is a corporation duly created, validly existing and in good standing under the laws of the jurisdiction of its organization and the Signing Stockholder has all requisite corporate power and authority to execute and deliver this Agreement and the other Sale Documents to which the Signing Stockholder will be a party and to perform its obligations hereunder and thereunder.

(ii)
the execution and delivery of this Agreement and the Sale Documents, the performance by the Signing Stockholder of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and organizational approvals on the part of the Signing Stockholder.

(b)
This Agreement has been duly executed and delivered by the Signing Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Buyer and the Company, this Agreement constitutes a legal, valid and binding obligation of the Signing Stockholder and is enforceable against such Signing Stockholder in accordance with its terms, except as such enforceability may be limited by General Enforceability Exceptions. To the extent applicable, the other Sale Documents will be duly executed and delivered by the Signing Stockholder and, assuming the due authorization, execution and delivery of such other Sale Documents by the other parties thereto, such Sale Documents will constitute legal, valid and binding obligations of the Signing Stockholder enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by General Enforceability Exceptions.

(c)
Except as set out in Schedule 4.2(c), the execution and delivery by the Signing Stockholder of this Agreement and any other Sale Document, and the consummation by the Signing Stockholder of the transactions contemplated hereby and thereby in accordance with the terms hereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination, cancellation or modification of or result in a loss of benefit to which the Signing Stockholder is entitled under, any contract, agreement, permit, license, authorization or obligation to which such Signing Stockholder is a party or by which such Signing Stockholder’s assets are bound, or result in the creation of any Lien upon the Signing Stockholder’s assets (except in the case of this clause (i), where the violation, breach, conflict or default, acceleration or failure to give notice would not, individually or in the aggregate, reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement and the other Sale Documents to which the Signing Stockholder is a party or its ability to perform in any material respect any of its obligations hereunder and thereunder); (ii) violate or breach any provision of such Signing Stockholder’s organizational documents, to the extent the Signing Stockholder is not an individual; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any order of or any restriction imposed by, any

Governmental Authority applicable to such Signing Stockholder. No consent, approval, permit, declaration or filing with, or notice to, any Governmental Authority or other third party, is required by or with respect to the Signing Stockholder in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for the post-Closing filings required by Buyer under the Investment Canada Act and as set forth in Schedule 4.2(c) and such consents, approvals, permits, declarations, filings or notices which, individually or in the aggregate, would not reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement and the other Sale Documents to which the Signing Stockholder is a party or its ability to perform in any material respect any of its obligations hereunder and thereunder.

4.3    Brokers. Schedule 3.17 sets forth a true, complete and correct list of all contracts, agreements, arrangements or understandings between the Company or any Subsidiary and any broker, investment banker, financial advisor, finder or similar agent with respect to the transactions contemplated by this Agreement and the total amount payable thereunder.

4.4    Litigation. There is no Action pending or, to the Signing Stockholder’s knowledge, threatened against the Signing Stockholder which involves any, or would reasonably be expected to prevent or materially impede, interfere with or delay the consummation, of the transactions contemplated hereunder or a material asset or property owned, licensed, leased or used by the Signing Stockholder, including the Company Shares.

4.5    Residence. Except as set forth on Schedule 4.5, each Signing Stockholder is not a Non-Resident Stockholder.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Cash Buyer and the Parent Buyer hereby make to the Company and the Stockholders the representations and warranties contained in this Article 5 as of the date hereof and as of the Closing Date:

5.1    Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its respective business as currently conducted. The Buyer is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.2    Authorization; Validity of Agreement; Necessary Action. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Sale Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Buyer of this Agreement and the other Sale Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the board of directors of the Buyer, and no other action on the part of the Buyer or any other Person is necessary to authorize the execution and delivery by the Buyer of this Agreement and any other Sale Document to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer and, assuming due and valid authorization, execution and delivery hereof by the Company and the Stockholders, is a valid and binding obligation of the Buyer, and is enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by General Enforceability Exceptions. The other Sale Documents will be duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of such other Sale Documents by the other parties thereto, such Sale Documents will constitute legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by General Enforceability Exceptions

5.3    No Conflict; Consents. Except as set forth on Schedule 5.3, the execution and delivery by the Buyer of this Agreement and any other Sale Document to which it is a party, and the consummation by the Buyer of the transactions in accordance with the terms hereof and thereof, do not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination or cancellation of, any contract, agreement, permit, license, authorization or obligation to which the Buyer is a party or by which its assets are bound, or any provision of the organizational documents of the Buyer; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Buyer or (c) require from the Buyer any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party, except, in each case, where such violation, conflict, default, termination or failure to provide notice or to obtain consent or approval, as applicable, would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.4    Required Financing. At Closing, the Buyer will have sufficient funds available to consummate the transactions contemplated hereby, including to pay (a) the Purchase Price, and (b) pay any fees and expenses in connection with the transactions contemplated hereby incurred by Buyer.

5.5    Solvency. Assuming the accuracy of the representations and warranties contained in Article 3 and Article 4, immediately after Closing, and after giving effect to the transactions contemplated by this Agreement, the Company will be Solvent. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the fair value of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, and (b) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

5.6    Brokers. Except as set forth on Schedule 5.6, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or of its Affiliates.

5.7    Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer and the Buyer is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to result in a Buyer Material Adverse Effect.

5.8    Investment Representations.

(a)	Purchase for Own Account. The Buyer is acquiring the Company Shares hereunder for its own account, not as a nominee or agent, and not with a view to the distribution of any part thereof.

(b)	Accredited Investor. The Buyer is an “accredited investor” as defined in Section 2.3 of National Instrument 45-106.

5.9    Inspection; No Other Representations. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Sale Documents and the transactions contemplated hereby and thereby. The Buyer understands and agrees that (a) it is acquiring the Company Shares (and therewith the Company and its Subsidiaries and their businesses) based upon the Buyer’s own inspection, examination and determination of all matters related thereto, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company, any of its Subsidiaries or the Stockholders, except for the representations and warranties made in Article 3 or Article 4 of this Agreement or in any other Sale Document, and (b) except as expressly set forth in Article 3 or Article 4 or in any other Sale Document, neither the Company nor any Stockholder, nor any of their accountants, counsel or other representatives makes or has made any representation or warranty, express or implied, either written or oral, as to the accuracy or completeness of the information provided to the Buyer nor will any of them have any liability to the Buyer or its Affiliates relating to or resulting from the use of such information or any errors therein or omissions therefrom. The Buyer understands that neither the Stockholders nor any of their Affiliates, accountants, counsel or other representatives is acting as the Buyer’s broker or advisor in connection with the Buyer’s investment in the Company Shares. Notwithstanding the foregoing or anything to the contrary herein, (i) nothing in this Section 5.9 shall in any way limit any of the representations and warranties made by the Stockholders or the Company in Article 3 or Article 4 or any other Sale Document or any of the Stockholders pursuant to any of the Sale Documents or their respective indemnification obligations under Article 9, and (ii) the provisions of this Section 5.9 shall not, and shall not be deemed or construed to, waive or release any claims for fraud.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE CLOSING

6.1    Conduct of Business Prior to Closing. The Company and the Selling Stockholders agree that, between the date hereof and the Closing Date, the Company and its Subsidiaries will, and the Selling Stockholders will cause the Company and its Subsidiaries to, (a) conduct the business of the Company and its Subsidiaries in the ordinary course of business and (b) use commercially reasonable efforts to preserve intact the present business organization of the Company and its Subsidiaries, keep available the services of the officers and employees of the Company and its Subsidiaries, and preserve the Company’s and the Subsidiaries’ goodwill and commercial relationships with all customers, suppliers, licensors, licensees, dealers, distributors, lenders and all other Persons having material business dealings with the Company and/or its Subsidiaries. Between the date hereof and the Closing Date, except as set forth in Schedule 6.1 or as otherwise expressly required by this Agreement (including Section 6.2), in furtherance of and without limiting the first sentence of this Section 6.1, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), directly or indirectly:

(a)
authorize for issuance, issue, sell, transfer or otherwise dispose of, or authorize or propose, agree or commit to issue, sell, transfer or otherwise dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of the Company or any of its Subsidiaries of any class or any other securities or equity equivalents of the Company or any of its Subsidiaries (including securities convertible into or exchange for any stock or other securities or equity equivalents of the Company or any of its Subsidiaries), except for the issuance of shares in the capital stock of the Company on exercise of options to purchase capital stock of the Company prior to Closing and except for issuances in connection with the Pre-Closing Conversion;

(b)
amend, modify or make any other change to the Articles or By-laws of the Company or any of the Organizational Documents of its Subsidiaries, or amend, modify or otherwise change the authorized capital stock of the Company or any of its Subsidiaries;

(c)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), purchase, sell, transfer, mortgage, pledge, subject to a Lien, license, allow to lapse or expire, abandon or otherwise dispose of any assets, properties or rights with a value or purchase price in excess of $100,000 individually or in the aggregate, except in the case of inventory sold or otherwise disposed of, and supplies purchased or otherwise acquired, in each case, in the ordinary course of business;

(d)
purchase services, make any capital or other expenditures or incur any other liabilities, or enter into any transaction or otherwise commit or obligate the Company or any of its Subsidiaries to purchase services, make any capital or other expenditures or incur any other liabilities, in excess of $100,000 individually or in the aggregate, except for services purchased, expenditures made or liabilities incurred in the ordinary course of business;

(e)
enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, reorganization, restructuring or recapitalization or enter into any new, or discontinue any existing, line of business;

(f)
except for the Pre-Closing Conversion, reclassify, amend the terms of, combine, split, subdivide or redeem, purchase or otherwise acquire, or pledge or subject to a Lien, directly or indirectly, any of the capital stock of the Company or any of its Subsidiaries of any class or any other securities or equity equivalents of the Company or any of its Subsidiaries, or make any other change with respect to the capital structure of the Company or any of its Subsidiaries, or authorize, propose or agree or commit to any of the foregoing;

(g)
authorize, declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise), with respect to any capital stock of the Company or any of its Subsidiaries of any class or any other securities or equity equivalents of the Company or any of its Subsidiaries;

(h)
cancel or terminate any of the Insurance Policies or cause any of the coverage thereunder to lapse, or reduce any coverage thereunder, unless simultaneously with such termination, cancellation, lapse or reduction, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated, lapsed or coverage-reduced policies for substantially similar premiums are in full force and effect;

(i)
make, change or revoke any Tax elections, change an annual accounting period, adopt or change any accounting method with respect to Taxes, enter into any closing agreement, settle or compromise any Action with respect to Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period with respect to Taxes, or take any other discretionary positions with respect to Taxes payable by or affecting the Company or any of its Subsidiaries, or amend any Tax Return;

(j)
amend, modify, renew or terminate, or grant any release, waiver or relinquishment of any right under, or take any affirmative action to amend, modify, renew, or terminate or grant any release, waiver or relinquishment of any right under, any Material Contract or Lease or enter into any contract, agreement, lease or sublease that if in existence as of the date of this Agreement would have constituted a Material Contract or a Lease or is outside of the ordinary course of business of the Company and its Subsidiaries;

(k)
make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions), other than the purchase of inventory or supplies in the ordinary course of business;

(l)	make any change in any financial or tax accounting practice, policy or procedure except as required by GAAP, or change the Company’s fiscal year;

(m)
settle or compromise any Action, except for any such settlement or compromise involving only monetary damages in an amount not in excess of $100,000 for any individual Action or in the aggregate with all other Actions;

(n)
(i) except in the ordinary course of business, (A) delay, defer or postpone the payment of accounts payable or other liabilities or obligations, (B) take any action to accelerate the collection of accounts receivable, or (C) otherwise change any policy or practice regarding extensions of credit, prepayments, sales, collections, receivables or payment of accounts, (ii) fail to manage or purchase inventory in the ordinary course of business, or (iii) otherwise fail to manage the working capital of the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(o)
except as expressly required by any existing Benefit Arrangement or as required by law, (i) grant or announce any equity awards or increase in any manner the compensation of, or enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with, any of its current or former directors, officers or employees of the Company or any of its Subsidiaries, (ii) grant or increase any severance or termination pay to any current or former directors, officers or employees of the Company or its Subsidiaries, (iii) loan or advance any money or other property to any current or former directors, officers or employees of the Company or any of its Subsidiaries, (iv) establish, adopt, enter into, amend or terminate any Benefit Arrangement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Arrangement if it were in existence as of the date of this Agreement, or (v) pay or agree to pay any pension, retirement allowance, termination or severance pay or other employee benefit not required by any Benefit Arrangement;

(p)
hire any employee whose total annual compensation exceeds $100,000 or who would be an executive officer of the Company or any of its Subsidiaries or terminate the employment of any employee of the Company and its Subsidiaries whose total annual compensation exceeds $100,000 or who is currently an executive officer of the Company or any of its Subsidiaries;

(q)
enter into a collective bargaining agreement or contract or agreement with any trade union or labor organization, or voluntarily recognize any trade union or labor organization as a representative of any of the employees of the Company or any Subsidiary, except as required by applicable law;

(r)	make any material change with respect to the research and development of new products of the Company and its Subsidiaries;

(s)	except in the ordinary course of business, incur any indebtedness for borrowed money or any other indebtedness that would be considered Indebtedness of the Company or any of its Subsidiaries; or

(t)	enter into an agreement or commit to any of the actions described in subsection (a) through (s) above.

6.2    Pre-Closing Conversion. Notwithstanding the foregoing, prior to Closing the Company shall effect a conversion of all of the issued and outstanding Preferred Shares in accordance with and in the manner set forth in Schedule 6.2 (the “Pre-Closing Conversion”).

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1    Access to Information.

(a)
Subject to and not in limitation of Section 7.1(b), between the date of this Agreement and the Closing Date, the Company shall and shall cause each of its Subsidiaries and each of the Company’s and its Subsidiaries’, officers, employees and agents to give the Buyer and its representatives reasonable access in a manner so as not to unreasonably interfere in any respect with the normal business operation of the Company and its Subsidiaries and upon reasonable notice and during times mutually convenient to the Buyer and the Senior Management of the Company and its Subsidiaries, to the facilities, premises, properties (including Leased Real Property), employees, books and records, Contracts, and other documents and financial, operating and other data of the Company and its Subsidiaries as from time to time may be reasonably requested by the Buyer.

(b)	The Buyer shall not, prior to the Closing Date, have any contact whatsoever with respect to the Company or any of its Subsidiaries or with respect to the transactions contemplated by this Agreement with any joint venture partner, lessor, vendor, customer, supplier, employee or consultant of the Company or any of its Subsidiaries without the prior approval of the Company (which approval shall not be unreasonably withheld, delayed or conditioned).

7.2    Confidentiality. The parties shall adhere to the terms and conditions of that certain confidentiality agreement dated April 13, 2015, by and between the Company and the Buyer (the “Confidentiality Agreement”).

7.3    Regulatory and Other Authorizations; Consents.

(a)
The Company and the Buyer shall use their commercially reasonable efforts to deliver, make and obtain all filings, notices, authorizations, approvals, orders and other Consents from or to the Governmental Authorities necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, including the filings, notices, authorizations, orders, approvals and Consents set forth in Schedule 3.2.

(b)	The Buyer shall prepare and file all notices required under the Investment Canada Act in accordance with the requirements set out therein.

(c)
The Company and the Buyer shall use their commercially reasonable efforts to obtain all consents and approvals from, and deliver all notices to, the Persons necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, including the consents, approvals and notices set forth in Schedule 3.2. Notwithstanding the foregoing, neither the Company nor the Buyer shall be obligated to pay any amounts (other than any amounts that the Company or any Subsidiary thereof may be required to pay under any Leases or other contracts in connection with obtaining any such consents or approvals, which shall be paid by the Company prior to the Calculation Time or included in the Selling Expenses) commence litigation or agree to modifications of the terms and conditions of any agreements with such other Persons, in connection with obtaining such consents or approvals from such other Persons.

7.4    Press Releases. The Buyer and the Stockholders’ Representative, on behalf of the Stockholders, shall issue a joint press release, in a form mutually agreed between the Buyer and the Stockholders’ Representative, promptly after the date hereof; provided, that the Buyer shall be entitled to include any information or disclosures in such joint press release as may be required under applicable Laws or by the rules of any applicable self-regulatory organization applicable to the Buyer, Guarantor or any direct or indirect parent or Affiliate of Buyer or Guarantor. The parties hereto will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates and representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Stockholders’ Representative and the Buyer, provided, however, that (a) for the avoidance of doubt, the foregoing restrictions shall not apply to the joint press release referred to in the first sentence of this Section 7.4; (b) the Stockholders’ Representative, on behalf of the Stockholders, or the Buyer (and/or Guarantor or any direct or indirect parent or Affiliate of Buyer or Guarantor) may, without the prior consent of the Buyer (if the disclosing party is the Stockholders’ Representative) or the Stockholders’ Representative (if the disclosing party is the Buyer, Guarantor or any direct or indirect parent or Affiliate of Buyer or Guarantor), make such press releases, public announcements and/or filings (including with the United States Securities and Exchange Commission) as may be required under applicable Laws or by the rules of any applicable self-regulatory organization (in which event such disclosing party will, to the extent permitted by applicable Law, allow the non-disclosing party to review such press release, public announcement or filing in advance of its issuance, publication or filing); and (c) the Buyer, Guarantor and/or any direct or indirect parent or Affiliate of Buyer or Guarantor shall also be permitted to issue a press release and public announcement following the execution of this Agreement in a form that has been consented to by the Stockholders’ Representative (which consent shall not be unreasonably withheld or delayed) or that discloses information as is consistent with the information included in the joint press release referred to in the first sentence of this Section 7.4.

7.5    No Solicitations.

(a)
Other than the transactions contemplated by this Agreement, the Company and the Stockholders agree that during the period from the date of this Agreement through the earlier to occur of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with the provisions of Section 10.1, the Company and the Stockholders will not, and will not permit any of the Company’s Subsidiaries or any of the directors, officers, employees, advisors, representatives or agents of the Company, the Stockholders or any of the Company’s Subsidiaries to, directly or indirectly, (A) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company or its Subsidiaries (other than the sale of inventory in the ordinary course of business) or the Stockholders or any sale of any capital stock or any other securities or equity or ownership interests in the Company or any of its Subsidiaries or any other similar transaction involving the Company or any of its Subsidiaries (an “Acquisition Transaction”), (B) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (C) furnish or cause to be furnished, to any Person any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction, or (D) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)
The Company and Stockholders shall, and shall cause the Company’s Subsidiaries and their respective directors, officers, employees, advisors, representatives and agents to, immediately cease and cause to be terminated any existing solicitations, encouragement, discussions, negotiations, activities or communications with any Persons (other than the Buyer) conducted heretofore with respect to any Acquisition Transaction and request promptly thereafter that such Persons return or destroy all confidential information concerning the Company and its Subsidiaries provided by the Company and/or its Subsidiaries or their representatives. The Company and Stockholders agree not to (and to cause the Company’s Subsidiaries not to) release any third party from the confidentiality provisions of any agreement to which the Company or the Stockholders or any of the Company’s Subsidiaries is a party. The Company shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Transaction, any inquiry or indication of interest that could lead to an Acquisition Transaction or any request for nonpublic information) advise Buyer of any Acquisition Transaction, any inquiry or indication of interest that could lead to an Acquisition Transaction or any request for nonpublic information relating to the Company or any of its Subsidiaries that is made or submitted by any Person during the period from the execution of this Agreement until the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with the provisions of Section 10.1.

7.6    Tax Matters.

(a)
Cooperation on Tax Matters. The Buyer and the Company shall cooperate fully, as and to the extent reasonably requested by any party hereto, in connection with the filing of Tax Returns and any Tax Contest. Such cooperation shall include providing records and information that are reasonably relevant to any such matters, making Senior Management available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 7.6. The Buyer, the Company and their respective Subsidiaries and Affiliates shall not destroy or dispose of any Tax work papers, schedules or other materials and documents supporting Tax Returns of the Company and its Subsidiaries for any taxable year that begins before the Closing Date (collectively, the “Pre-Closing Tax Materials”) until the tenth anniversary of the Closing Date, without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld or delayed), unless, before any disposition or destruction of such Pre-Closing Tax Materials, the Buyer gives the Stockholders’ Representative ninety (90) days prior written notice of any such proposed disposition or destruction and a reasonable opportunity to take possession of such Pre-Closing Tax Materials prior to the end of such 90-day period.

(b)
Transfer Taxes. The Buyer shall be liable for and shall hold the Company and the Stockholders harmless against any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the transactions contemplated hereby. The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Taxes.

(c)
Tax Contests. The Stockholders’ Representative shall have the right, at its own expense, to control and settle an audit, examination, or other administrative or judicial proceeding, contest, assessment, claim, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes (a “Tax Contest”) for a Pre-Closing Tax Period. The Stockholders’ Representative shall not settle or compromise any Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned) if doing so would have an impact on Taxes of any of the Buyer Indemnified Parties (including the Company or any of its Subsidiaries) for a period other than a Pre-Closing Tax Period. Buyer, the Company, and their Subsidiaries shall give prompt written notice of any Tax Contest to the Stockholders’ Representative and shall execute appropriate powers of attorney so as to allow the Stockholders’ Representative to control and settle any such Tax Contest as described above. Buyer shall have the right, at its own expense, to control and settle a Tax Contest for any Straddle Period, however, the Stockholders’ Representative shall have the right to participate at its own expense in any proceeding, or portion thereof, if the Stockholders are obligated to indemnify a Buyer Indemnified Party with respect to such Tax Contest for Taxes under Section 7.6(e) or Article 9 of this Agreement. Buyer shall not settle or compromise any Tax Contest without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, delayed, or conditioned), if the Stockholders are obligated to indemnify a Buyer Indemnified Party with respect to such Tax Contest for Taxes under Section 7.6(e) or Article 9 of this Agreement.

(d)
Pre-Closing and Straddle Period Tax Returns. The Stockholders’ Representative shall prepare or cause to be prepared and filed or cause to be filed all income Tax Returns for the Company and the Subsidiaries for Pre-Closing Tax Periods that are filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with prior Tax accounting practices and methods of the Company and the Subsidiaries, as the case may be (to the extent such practices and methods are in compliance with applicable Law). The Stockholders’ Representative shall provide all such Tax Returns to the Buyer for review and comment at least thirty (30) days prior to the due date for filing such Tax Returns (including any applicable extensions), and the filing of such Tax Returns shall be subject to the Buyer’s prior written consent, which shall not be unreasonably withheld. If any Tax Return for a Straddle Period relates to Taxes for which the Stockholders may be liable pursuant to Section 7.6(e), then the Buyer shall provide a copy of such Tax Return to the Stockholders’ Representative no less than thirty (30) days prior to the due date for filing such Tax Returns (including any applicable extensions), and the filing of such Tax Returns shall be subject to the Stockholders’ Representative’s prior written consent, which shall not be unreasonably withheld. The Stockholders’ Representative shall cause each the Company and the Subsidiaries, at the sole discretion of the Buyer, to duly and timely make the Tax election under subsection 256(9) of the ITA and the equivalent provision of applicable Provincial legislation. From and after Closing, the Buyer and the Stockholders each agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the assets and business of the Company and the Company’s books and records as is necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any action related to Taxes or the operation of the Company’s business prior to the Closing Date. From and after Closing, the Buyer, the Stockholders and the Company will cooperate with each other in the conduct of any audit or other action related to Taxes or the operation of the Company’s business prior to Closing and each shall execute and deliver such other documents as are necessary to carry out the intent of this Section 7.6.

(e)
Tax Indemnity and Refunds. Except with respect to any Taxes that are included in the definition of Indebtedness, the Stockholders shall indemnify and hold harmless the Buyer Indemnified Parties (including the Buyer, the Company and the Subsidiaries) for any Taxes imposed with respect to (i) a Pre-Closing Tax Period or (ii) for any Straddle Period to the extent allocated to the portion of the Straddle Period ending on the Closing Date. Such indemnification obligation shall be satisfied and the Buyer’s sole recourse shall be in accordance with Article 9. The Stockholders shall be entitled to any refund of Taxes actually received by the Company or its Subsidiaries with respect to Taxes of the Company or the Subsidiaries attributable to a Pre-Closing Tax Period to the extent that such refund was not taken into account in the calculation of the final Net Working Capital determined pursuant to Section 2.4 of this Agreement. Such refund will be paid on a net-after Tax basis less all costs fees and expenses incurred in seeking such refund, it being understood that should the amount of such refund be subsequently reduced by a Governmental Authority, the Stockholders' Representative shall pay to the Buyer an amount equal to such reduction (including any interest surcharge and applicable penalties). At the request and expense of the Stockholders’ Representative, Buyer shall take commercially reasonable and appropriate steps to file for and recover any such refund.

7.7    Books and Records. The Buyer shall (and shall cause the Company and each of the Company’s Subsidiaries to), until the seventh anniversary of the Closing Date (except with respect to the Pre-Closing Tax Materials, which shall be subject to the provisions of Section 7.6(a)), retain all books, records (including, personnel files) and other documents pertaining to the business of the Company and its Subsidiaries prior to the Closing Date (unless the Buyer has given thirty (30) days prior written notice to the Stockholders’ Representative of its intent to dispose of such books, records or other documents and a reasonable opportunity to make copies thereof prior to such disposition) and to make the same available (unless disposed of in accordance with the preceding parenthetical) for inspection and copying by the Stockholders’ Representative for any reasonable business purpose, such as the preparation of Tax Returns, during the normal business hours of the Buyer, the Company or such Subsidiary thereof, as applicable, upon reasonable request and upon reasonable notice. In addition, any such access shall be subject to such additional limitations as the Buyer, the Company or any of its Subsidiaries may reasonably require to prevent the disclosure of any confidential or legally privileged information.

7.8    Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and shall execute and deliver such documents and other papers as may be required to expeditiously carry out the provisions of this Agreement and the Sale Documents and consummate and make effective the transactions contemplated by this Agreement and the Sale Documents, including the Stockholders’ Representatives and the Company using commercially reasonable efforts to cause each of the Non-Signing Stockholders to enter into Simplified Purchase Agreements.

7.9    Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Company and the Stockholders have retained Fillmore Riley LLP (“Fillmore”) to act as their counsel in connection with the transactions contemplated hereby. The Buyer hereby agrees that, in the event that a dispute arises after Closing between the Buyer and its Subsidiaries (including the Company and its Subsidiaries) on the one hand, and the Stockholders and/or the Stockholders’ Representative on the other hand, relating to the transactions contemplated by this Agreement, Fillmore may represent the Stockholders and Stockholders’ Representative in such dispute even though the interests of the Stockholders and Stockholders’ Representative may be directly adverse to the Buyer and its Subsidiaries, and even though Fillmore may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. The Buyer further agrees that, as to all communications among Fillmore, the Company, its Subsidiaries and/or the Stockholders and Stockholders’ Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege belongs to the Stockholders and Stockholders’ Representative and shall not pass to or be claimed by the Buyer or any of its Subsidiaries (including the Company and its Subsidiaries) (except to prevent disclosure to any third party). Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company and its Subsidiaries on the one hand and a third party other than the Stockholders or Stockholders’ Representative on the other hand, the Buyer, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither the Buyer, the Company or its Subsidiaries may waive such privilege without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

7.10    Officers’ and Directors’ Indemnification.

(a)
The Buyer agrees that all rights to indemnification or exculpation existing in favor of each present and former director or officer of the Company and/or its Subsidiaries provided for in their respective Organizational Documents in effect as of the date hereof shall continue in full force and effect, or shall be replaced with rights that are no less favorable, for a period of six (6) years from the Closing Date; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. The Buyer further agrees that all rights to indemnification or exculpation existing in favor of each present and former director or officer of the Company and/or its Subsidiaries in respect of acts or omissions occurring prior to the Closing Date provided in any written indemnification agreements between the Company and/or one or more of its Subsidiaries, on the one hand, and any such director or officer, on the other hand, shall survive Closing and shall continue in full force and effect in accordance with their terms.

(b)
The obligations under this Section 7.10 shall not be terminated or modified in such a manner as to adversely affect any present or former director or officer of the Company and/or its Subsidiaries to whom this Section 7.10 applies (each, a “D&O Indemnified Party”) without the consent of such D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties shall be third party beneficiaries of this Section 7.10 and shall be entitled to enforce the covenants contained herein).

(c)
In the event the Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of the Buyer or the Company may assume the obligations set forth in this Section 7.10.

(d)
At or prior to Closing, the Company shall purchase and pay in full a “tail” prepaid insurance policy with respect to the Company’s existing directors’ and officers’ liability insurance for the Company’s and its Subsidiaries’ directors and officers that shall provide such directors and officers with coverage for six (6) years following Closing (including with respect to acts or omission occurring in connection with this Agreement and consummation of the transactions contemplated hereby). The cost of the premiums for such “tail” prepaid insurance policy (the “D&O Tail Costs”) shall be treated as a Selling Expense.

7.11    Termination of Affiliate Obligations. Prior to Closing, except for this Agreement and the Sale Documents and except for liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business, all liabilities and obligations between the Company or any of its Subsidiaries, on the one hand, and one or more of its Affiliates (including any Stockholder), on the other hand, shall be terminated in full and of no further force or effect.

7.12    Payment Allocation Schedule. On or before the third (3rd) Business Day prior to the Closing Date, the Stockholders’ Representative shall provide to the Buyer an allocation schedule (the “Payment Allocation Schedule”), prepared in good faith, setting forth (i) the aggregate amount payable at Closing to each Stockholder in respect of each such Stockholder’s Company Shares pursuant to Section 2.2 and the Simplified Purchase Agreements and (ii) the other items described in this Section 7.12. The Payment Allocation Schedule shall be signed and certified, for and on behalf of the Company and the Stockholders, as true, complete and correct by the Chief Executive Officer of the Company as of Closing and shall separately list, as of immediately prior to Closing, (a) all the Stockholders (including any holders of options to purchase capital stock of the Company who exercise such options prior to Closing) and their respective addresses (as last known to the Company), the number of Company Shares and/or options held by such Stockholder

(including the respective certificate numbers and whether such shares were issued under options following the date hereof), the aggregate amount of the Closing Date Purchase Price, if any, to be paid to each Stockholder at Closing, the portion of any amounts in the Escrow Accounts to be paid to each Stockholder, the Per Share Amount, the cost basis of such Company Shares, the Percentage Share for each Stockholder, and the Rollover Amount for each Rollover Stockholder, and (b) such other information that the Buyer may reasonably request.

7.13    Options. At or prior to Closing, (a) each Optionholder hereby agrees to exercise all of his or her options to purchase capital stock of the Company in compliance with the terms of the applicable stock option plan and agrees to sell all such capital stock of the Company to the Buyer at Closing as Company Shares pursuant to this Agreement; (b) if any options to purchase capital stock or other equity interests of the Company shall have not been exercised and issued to any holder of options prior to Closing, then the Company shall have caused all such options, and all rights relating thereto, to be extinguished and of no further force and effect in compliance with the terms of the applicable stock option plan, and in each case with such optionholder having no further rights or interests in any capital stock or other equity interests of the Company (or any rights as stockholders or owners of the Company) or to receive any capital stock or other equity interests or payments or amounts in respect of such unexercised options; and (c) the Company and the Stockholders’ Representative shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer that all options to purchase capital stock or other equity interests of the Company have been exercised and included in the Company Shares under this Agreement or extinguished and of no further force or effect and having no further rights or interests in any capital stock or other equity interests of the Company or to receive any capital stock or other equity interests or payments or amounts in respect of any unexercised options. Notwithstanding anything contained herein to the contrary, the Buyer agrees to cause the Company to file an election in accordance with subsection 110(1.1) of the ITA with respect to each stock option agreement governing the Options, whereby the Company will agree that neither the Company nor any person with whom the Company does not deal at arm’s length may deduct any amount (other than a designated amount described in subsection 110(1.2)) in respect of the disposition of the Optionholder’s rights under such stock option agreement.  The Buyer agrees to cause the Company to report the required amounts for each Optionholder on the respective Optionholder’s T4 slip filed with CRA to reflect the total amount of the security option cash-outs that the Company has elected not to claim as an expense.

7.14    Drag-Along Rights. Upon written request by the Buyer, the Majority Shareholders will exercise their Drag-Along Rights in accordance with the terms of the Existing Shareholders Agreements.

ARTICLE 8

CLOSING CONDITIONS TO THE OBLIGATIONS
OF THE COMPANY, THE STOCHOLDERS AND THE BUYER

8.1    Conditions to the Obligations of Each Party. The respective obligations of Buyer, on the one hand, and the Company and the Stockholders, on the other hand, to effect the consummation of the transactions contemplated hereby are subject to the fulfillment or written waiver of the Buyer and the Stockholders’ Representative, at or prior to Closing, of each of the following conditions:

(a)
No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree, judgment, writ, decision or ruling or other legal restraint or prohibition issued by a court or other Governmental Authority of competent jurisdiction nor any Law promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated hereby illegal or (ii) otherwise restraining or prohibiting the consummation of the transactions contemplated hereby.

(b)
No Actions. There shall not be pending any Action challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any of the other Sale Documents (other than any Action instituted by any of the parties hereto or any of their respective Affiliates).

8.2    Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the transactions contemplated by this Agreement are further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Buyer at or prior to Closing:

(a)
Representations and Warranties. (i) Each of the Fundamental Representations of the Company and the Stockholders set forth in Article 3 and Article 4, respectively, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made, except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date, and (ii) the representations and warranties of the Company and the Stockholders set forth in Article 3, other than the Fundamental Representations, shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), except for those failures of such representations and warranties referred to in this clause (ii) to be so true and correct that would not in the aggregate have a Company Material Adverse Effect. The Buyer shall have received a certificate of the Company and each Stockholder to the foregoing effect, dated the Closing Date and, in the case of the Company, signed on behalf of the Company the Chief Executive Officer or Chief Financial Officer of the Company.

(b)
Performance and Obligations of the Company. The Company, the Stockholders’ Representative and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing. The Buyer shall have received a certificate of the Company, the Stockholders’ Representative and each Stockholder to the foregoing effect, dated the Closing Date and, in the case of the Company, signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company.

(c)
Company’s Officer’s Certificate. The Company shall have delivered a certificate of an authorized officer of the Company, dated as of the Closing Date, (i) certifying as to the incumbency of officers of the Company executing any Sale Documents executed and delivered by the Company in connection herewith, (ii) attaching certified copies of the Articles and By-Laws of the Company, each as in effect from the date of this Agreement until Closing and (iii) certifying that attached thereto are true and correct copies of the resolutions of the Company’s board of directors and the Stockholders authorizing and approving the execution, delivery and performance of this Agreement and the Sale Documents to which it is a party and the consummation of the transactions contemplated thereby and hereby. The Company shall have delivered a certificate of an authorized officer of each of its Subsidiaries, dated as of the Closing Date, (A) certifying as to the incumbency of officers of such Subsidiary executing any Sale Documents executed and delivered by such Subsidiary in connection herewith, if any, (B) attaching certified copies of the Organizational Documents of such Subsidiary, each as in effect from the date of this Agreement until Closing, and (C) to the extent applicable, certifying that attached thereto are true and correct copies of the resolutions of such Subsidiary’s board of directors or other governing body authorizing and approving the execution, delivery and performance of the Sale Documents to which it is a party and the consummation of the transactions contemplated thereby.

(d)
Stockholders’ Officer’s Certificate. Each Stockholder that is not an individual shall have delivered a certificate of an authorized officer of such Stockholder, dated as of the Closing Date, (i) certifying as to the incumbency of officers of such Stockholder executing any Sale Documents executed and delivered by such Stockholder in connection herewith, and (ii) certifying that attached thereto are true and correct copies of the resolutions of the board of directors or other governing body of such Stockholder authorizing and approving the execution, delivery and performance of this Agreement and the Sale Documents to which it is a party and the consummation of the transactions contemplated thereby and hereby.

(e)
Company Shares. Each of the Stockholders shall have delivered stock certificate(s) representing the Company Shares of which such Stockholder owns of record and beneficially, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, together with evidence satisfactory to the Buyer that the Buyer or its nominee(s) have been entered upon the books of the Company as the holder of the Company Shares.

(f)	Escrow Agreement. The Stockholders’ Representative shall have executed and delivered the Escrow Agreement.

(g)
Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect, and no result, occurrence, fact, condition, circumstance, event, effect or change shall have occurred or exist, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(h)
Third Party Consents. All Consents set forth on Schedule 8.2(h) shall have been obtained and delivered to the Buyer and be in full force and effect, and the filings and notices set forth on Schedule 8.2(h) must have been made or given.

(i)
Options. Each Optionholder shall have exercised all of their options to purchase capital stock of the Company in compliance with the terms of the applicable stock option plan and shall have agreed to sell all such capital stock of the Company to the Buyer at Closing as Company Shares pursuant to this Agreement (the “Exercising Optionholders”), and if any options to purchase capital stock or other equity interests of the Company shall have not been exercised and issued to any holder of options prior to Closing, then the Company shall have caused all rights related to such options to be extinguished and of no further force and effect in compliance with the terms of the applicable stock option plan, and in each case with such optionholder having no further rights or interests in any capital stock or other equity interests of the Company (or any rights as stockholders or owners of the Company) or to receive any capital stock or other equity interests or payments or amounts (except for an Exercising Optionholder’s rights to receive proceeds in accordance with the terms and conditions of this Agreement in the Payment Allocation Schedule with respect to such Exercising Optionholder). The Company and the Stockholders’ Representative shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer that all options to purchase capital stock or other equity interests of the Company have been exercised and included in the Company Shares under this Agreement or extinguished and of no further force or effect and having no further rights or interests in any capital stock or other equity interests of the Company or to receive any capital stock or other equity interests or payments or amounts in respect of any unexercised options.

(j)
Payoff Letters. Payoff letters in respect of Indebtedness of the Company and/or its Subsidiaries listed on Schedule 8.2(j) reasonably acceptable to the Buyer which include an authorization to file all PPSA termination statements and releases necessary to evidence satisfaction and termination of such Indebtedness and to enable the release of any Liens relating thereto upon payment of such amounts, along with wire transfer instructions for each holder of such Indebtedness (the “Payoff Letters”).

(k)
Resignation Letters. A duly executed and delivered to the Buyer resignation of each director, manager or member of any other governing body and each officer of the Company and each of its Subsidiaries (other than those specified by the Buyer in writing at least five (5) days prior to Closing) effective as at Closing.

(l)
Termination of Affiliate Transactions. Written agreements terminating the Contracts between the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company and its Subsidiaries) or any of the Stockholders, on the other hand, set forth on Schedule 8.2(l).

(m)	Termination of Hedging Agreements. Written agreements terminating all interest rate, currency or other hedging agreement with the Company or any of its Subsidiaries effective as at Closing.

(n)
Non-Competition, Non-Solicitation, Non-Hire and Confidentiality Agreements. A Non-Competition, Non-Solicitation, Non-Hire and Confidentiality Agreement in the form attached hereto as Exhibit H, duly executed by each Majority Shareholder and each employee of the Company or any of its Subsidiaries holding Company Shares immediately prior to Closing (after giving effect to the exercise of options pursuant to Section 7.13, other than the Stockholders listed in Section 8.2(o) below and Ryan Black) and a Non-Competition, Non-Solicitation, Non-Hire and Confidentiality Agreement in the form attached hereto as Exhibit H-2, duly executed by Ryan Black immediately prior to Closing (collectively, the “Non-Competition, Non-Solicitation, Non-Hire and Confidentiality Agreements”).

(o)
Non-Solicitation, Non-Hire and Confidentiality Agreements. A Non-Solicitation, Non-Hire and Confidentiality Agreement in the form attached hereto as Exhibit I, duly executed by each of Avrio, Clif, Debra Proudfoot, Gregg Bagni and Deven Clemens (collectively, the “Non-Solicitation, Non-Hire and Confidentiality Agreements”).

(p)	Releases. A release in the form attached hereto as Exhibit J, duly executed by each Signing Stockholder (collectively, the “Releases”).

(q)
Good Standing Certificates. A certificate of status, compliance, good standing or like certificate with respect to the Company and each of its Subsidiaries issued by appropriate government officials of their respective jurisdictions of incorporation dated no more than fifteen (15) days prior to Closing.

(r)	Payment Allocation Schedule. The Payment Allocation Schedule duly executed by the Chief Executive Officer of the Company.

(s)
Simplified Purchase Agreements. Each of the Non-Signing Stockholders shall have entered into a Simplified Purchase Agreement such that all of the Stockholders will, at Closing, either be (i) Signing Stockholders, or (ii) Non-Signing Stockholders that have entered into Simplified Purchase Agreements, and such Simplified Purchase Agreement duly executed by each of the Non-Signing Stockholders shall have been delivered to the Buyer.

(t)
Existing Shareholders Agreements. A waiver of the right of first refusal contained in the Existing Shareholders Agreements, duly executed by each Stockholder, and written agreements terminating the Existing Shareholders Agreements duly executed by the Stockholders party thereto.

(u)	Shareholders’ Agreement. Each of the Rollover Stockholder shall have executed and delivered the Shareholders Agreement.

(v)
Aggregate Rollover Amount. The Aggregate Rollover Amount shall include the Rollover Amount for the Rollover Stockholders set forth in Exhibit C, provided that, if mutually agreed upon by the Buyer and a Stockholder, Exhibit C may be updated by the Buyer (without the agreement, consent or approval or any other Party at any time prior to the third Business Day prior the Closing Date to add any Stockholder and such Stockholder's respective Rollover Amount and any such Stockholder so added to Exhibit C in accordance with this proviso shall have duly executed and delivered to the Buyer the Shareholders’ Agreement.

(w)	Payoff letter from Lazard Middle Market LLC. A “pay-off” letter from Lazard Middle Market LLC (“Lazard”) in the form attached hereto as Exhibit K, duly executed by Lazard and delivered to Buyer.

8.3    Additional Conditions to Obligations of the Company and the Stockholders. The obligation of the Company and the Stockholders to effect the transactions contemplated by this Agreement are further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Company and Stockholders’ Representative at or prior to Closing:

(a)
Representations and Warranties. The representations and warranties of Buyer contained in this Agreement (i) to the extent qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all respects after giving effect to such qualification at and as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date) and (ii) to the extent not qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date), except to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Buyer Material Adverse Effect. The Stockholders’ Representative shall have received a certificate of the Buyer to the foregoing effect, dated the Closing Date, signed on behalf of the Buyer by an authorized officer of the Buyer.

(b)
Performance of Obligations of the Buyer. The Buyer shall have performed or complied, in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing. The Stockholders’ Representative shall have received a certificate of the Buyer to the foregoing effect, dated the Closing Date, signed on behalf of the Buyer by an authorized officer of the Buyer.

(c)
Buyer’s Officer’s Certificate. The Buyer shall have delivered a certificate of an authorized officer, dated as of the Closing Date, (i) certifying as to the incumbency of its officers executing any Sale Documents executed and delivered by the Buyer in connection herewith, (ii) attaching certified copies of the Organizational Documents of the Buyer as in effect from the date of this Agreement until the Closing Date, and (iii) certifying that attached thereto are true and correct copies of the resolutions of the Buyer’s boards of directors and stockholders authorizing and approving the execution, delivery and performance of this Agreement and the Sale Documents to which it is a party and the consummation of the transactions contemplated thereby and hereby.

(d)	Escrow Agreement. The Cash Buyer shall have executed and delivered the Escrow Agreement.

(e)
Consideration. The Stockholders’ Representative shall have received the Cash Consideration by wire transfer of immediately available funds in accordance with the provisions of Section 2.2(a) hereof and the Share Consideration in accordance with the provisions of Section 2.2(b). The Cash Buyer shall have delivered the Working Capital Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent by wire transfer of immediately available funds in accordance with the provisions of Section 2.6 hereof. The Cash Buyer shall have paid, or caused to be paid, to the applicable recipients the amounts required under Section 2.2(c) hereof.

(f)
R&W Insurance Policy. The Buyer or one of its Affiliates shall have executed and delivered the R&W Insurance Binder Agreement, together with evidence reasonably satisfactory to the Stockholders’ Representative that the R&W Insurance Policy premium has been fully paid for by the Buyer or one of its Affiliates (the “R&W Insurance Premium Cost”).

(g)
Good Standing Certificate. A certificate of status, compliance, good standing or like certificate with respect to the Buyer issued by appropriate government officials of their respective jurisdictions of incorporation dated no more than fifteen (15) days prior to Closing.

(h)	Guarantee. The Guarantor shall have executed and delivered the Guarantee.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein or in any certificates delivered by the Buyer, the Company, the Stockholders’ Representative or the Signing Stockholders pursuant to this Agreement shall survive Closing and the consummation of the transactions contemplated hereby and thereby, as the case may be, and shall remain in full force and effect until 5:00 p.m. Eastern Time on the date that is eighteen months after the Closing Date; provided that (a) the Fundamental Representations (as defined below) (other than the Tax Representations (as defined below)) shall survive Closing and shall remain in full force and effect until 5:00 p.m. Eastern Time on the fourth anniversary of the Closing Date and (b) the Tax Representations shall survive Closing and shall remain in full force and effect until the date that is two (2) months after the expiration of the period (the “tax assessment period”) during which any tax assessment may be issued by a Governmental Authority in respect of any taxation year to which such representations and warranties extend (provided, that the tax assessment period will be determined having regard to any consent, waiver, agreement or other document that extends the period during which a Governmental Authority may issue a tax assessment). Subject to the limitations and other provisions of this Agreement, the covenants and agreements contained in this Agreement that are to be performed in full prior to Closing shall survive Closing and shall remain in full force and effect until 5:00 p.m. Eastern Time on the date that is eighteen months after the Closing Date, and the covenants and agreements contained in this Agreement that are to be performed in whole or in part after Closing shall survive Closing and shall remain in full force and effect until fully performed in accordance with their terms (and, in each case, shall survive any examination, or knowledge of, or investigation by or on behalf of any party hereto). Notwithstanding anything to the contrary herein, none of the survival periods or limitations contained in this Section 9.1 shall apply to any claims relating to fraud. For purposes hereof: (i) “Fundamental Representations” means any of the representations or warranties contained in Section 3.1 (Organization, Qualifications and Corporate Power), Section 3.3 (Subsidiaries), Section 3.4 (Capitalization), Section 3.13 (Taxes), Section 3.17 (Brokers), Section 3.19 (Transactions with Related Parties), Section 3.29 (Minority Shareholders Agreement with Non-Signing Stockholders), Section 4.1 (Company Shares), Section 4.2 (Authority), Section 4.3 (Brokers), Section 4.4 (Litigation), Section 4.5 (Residence), Section 5.1 (Organization), Section 5.2 (Authorization; Validity of Agreement; Necessary Action), and Section 5.5 (Solvency); and (ii) “Tax Representations” means any of the representations or warranties contained in Section 3.13 (Taxes).

9.2    Indemnification by Signing Stockholders.

(a)

(i)
Subject to the other terms and conditions of this Agreement, the Buyer and its respective officers, directors, Affiliates (including the Company and its Subsidiaries after Closing), employees, agents and stockholders and successors and assigns (each a “Buyer Indemnified Party”) shall be held harmless, defended and indemnified by the Signing Stockholders severally (and not jointly) in proportion to their respective Indemnification Percentages from, against and with respect to any Loss arising out of or resulting from: (A) the breach of or inaccuracy in any representation or warranty (other than a Fundamental Representation) set forth in Article 3 or in any certificate delivered pursuant to this Agreement bringing forward the representations or warranties in Article 3; (B) the breach of or inaccuracy in any Fundamental Representation set forth in Article 3 or in any certificate delivered pursuant to this Agreement bringing forward the representations or warranties in Article 3; (C) the breach of any covenant or agreement of the Company or of the Stockholders’ Representative set forth in this Agreement; (D) any Taxes for which the Buyer Indemnified Parties are to be indemnified as described in the first sentence of Section 7.6(e); (E) (1) any Closing Date Indebtedness that is not included in the Closing Indebtedness as finally determined in accordance with Section 2.4 of this Agreement or (2) any Selling Expenses that are not included in the Closing Selling Expenses as finally determined in accordance with Section 2.4 of this Agreement; (F) any claim, demand, proceeding or Action by any current or former holder of shares of capital stock, options or other securities, equity or ownership interests in the Company, any Subsidiary of the Company (including any claims or Actions relating to any payments that are made in accordance with the Payment Allocation Schedule or the instructions of the Stockholders’ Representative) or any other Person (1) entitled (or claiming to be entitled) to any payment arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or any payment (other than the payment of the Closing Date Purchase Price and the Final Purchase Price required to be made in accordance with the Payment Allocation Schedule) or (2) relating to any action taken by the Company (prior to Closing) or the Stockholders’ Representative in connection with this Agreement or the transactions contemplated hereby; or (G) the engagement letter between the Company and Lazard executed on November 22, 2013, as amended effective August 31, 2014.

(ii)
Subject to the other terms and conditions of this Agreement, each Buyer Indemnified Party shall be held harmless, defended and indemnified severally by each individual Signing Stockholder from, against and with respect to any Loss arising out of or resulting from (A) the breach of or inaccuracy in any representation or warranty of such individual Stockholder set forth in Article 4 or in any certificate delivered pursuant to this Agreement and (B) the breach of any covenant or agreement of such individual Signing Stockholder set forth in this Agreement.

(iii)
For purposes of this Article 9, including for purposes of determining whether a representation or warranty of the Company or any of the Stockholders has been breached and the amount of Losses subject to indemnification, the representations and warranties of the Company or any of the Stockholders shall be deemed to not be qualified by, and shall be interpreted without giving effect to, any limitations or qualifications as to “materiality” (including the word “material”) or “Company Material Adverse Effect” (except that solely with respect to the Fundamental Representations and the representations and warranties contained in Section 3.5, the materiality qualifiers contained therein shall not be disregarded for purposes of determining whether such representations and warranties have been breached but shall be disregarded for purposes determining the amount of Losses subject to indemnification).

(b)	The Buyer Indemnified Parties’ indemnification rights pursuant to Section 9.2(a)(i)(A) shall be limited as follows:

(i)
The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 9.2(a)(i)(A) (provided, however, the limitations set forth in this Section 9.2(b)(i) shall not apply to any Excluded Claims):

(1)
until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.2(a)(i)(A) exceeds $1,325,000 (the “Stockholder Deductible”) (for the avoidance of doubt, any Losses with respect to any Fundamental Representations shall not be subject to the Stockholder Deductible and any indemnification payments made with respect thereto shall not be counted toward the Stockholder Deductible), in which event the Buyer Indemnified Parties will be entitled to recover all Losses in excess of the Stockholder Deductible; and

(2)
for any Losses (individually or in the aggregate) pursuant to Section 9.2(a)(i)(A) in excess of $1,325,000 (for the avoidance of doubt, excluding any Losses not recoverable by the Buyer Indemnified Parties due to the application of the Stockholder Deductible) (the “Stockholder Cap”). For the avoidance of doubt, any Losses with respect to any Fundamental Representations shall not be subject to the Stockholder Cap and any indemnification payments made with respect thereto shall not be counted toward the Stockholder Cap.

(ii)
The Buyer Indemnified Parties’ right to recover for indemnifiable Losses pursuant to Section 9.2(a)(i)(A) shall be satisfied: (A) first from the Indemnity Escrow Account (to the extent available to cover such Losses and, if not, then such Losses shall be recovered directly from the Signing Shareholders, subject to Section 9.2(b)(i)), and (B) thereafter, from the R&W Insurance Policy (whether or not available to cover such Losses); provided, however, for the avoidance of doubt, the limitations set forth in this sentence shall not apply to any Excluded Claims. Each Signing Stockholder will be severally (and not jointly) liable for indemnification pursuant to Section 9.2(a)(i) and Section 9.2(a)(ii) in accordance with such Signing Stockholder’s Indemnification Percentage of such indemnifiable Losses. Each Signing Stockholder’s maximum liability for indemnification pursuant to Section 9.2(a)(i)(A) shall not exceed each Signing Stockholder’s respective Indemnification Percentage of the Stockholder Cap. Each Signing Stockholder’s maximum liability for indemnification pursuant to Section 9.2(a)(i) (other than Section 9.2(a)(i)(A)) and Section  9.2(a)(ii) (other than any amounts in the Indemnity Escrow Account) shall not exceed, in the aggregate, the sum of (1) the cash portion of the Final Purchase Price actually received by such Signing Stockholder and all other cash payments paid to such Signing Stockholder pursuant to this Agreement, plus (2) such Signing Stockholder's Indemnification Percentage of the amounts referred to in clause (1) actually received by Non-Signing Stockholders and all other amounts paid to Non-Signing Stockholders pursuant to the Simplified Purchase Agreements.

(iii)
All claims for indemnification by a Buyer Indemnified Party under Section 9.2(a) must be made prior to the end of the applicable survival period as set forth in Section 9.1 (each, as applicable, the “Indemnification Cut-Off Date”). Except in the case of fraud, no indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted by such Buyer Indemnified Party after the applicable Indemnification Cut-Off Date, regardless of when the claim accrued or the circumstances that resulted in the claim being asserted after the Indemnification Cut-Off Date. In the event a claim has been properly made on or prior to the applicable Indemnification Cut-Off Date, and such claim is unresolved as of the applicable Indemnification Cut-Off Date, then the right to indemnification with respect to such claim shall remain in effect until such matter shall have been finally determined.

(c)
The amount of any Loss subject to indemnification under this Section 9.2 shall be calculated net of (i) any third party insurance proceeds (including under the R&W Insurance Policy) actually received by the Buyer Indemnified Party on account of such Loss, net of the aggregate amount of all costs and expenses (including reasonable attorneys’ fees and expenses) of recovery or collection, including any deductibles, retentions or similar costs or payments and any increases in premiums (collectively, “Recovery Costs”) and (ii) any indemnification payments made by any third party to, and actually received by, a Buyer Indemnified Party on account of such Loss, net of any Recovery Costs. The Buyer Indemnified Party shall use its commercially reasonable efforts to seek full recovery under all third party insurance policies (including under the R&W Insurance Policy) covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder; provided, however, notwithstanding anything to the contrary herein, (A) the Buyer Indemnified Party shall not be required to seek recovery under the R&W Insurance Policy with respect to any claims for Losses relating to any Fundamental Representations or other Excluded Claims, and (B) the Buyer Indemnified Party shall not be required to engage counsel or file or bring a lawsuit, arbitration or other Action with respect to any insurance policy or third party. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties shall be entitled to seek indemnification under this Article 9 concurrently with seeking recovery from any third party insurance policies (including the R&W Insurance Policy). In the event that an insurance recovery under a third party insurance policy is actually received by any Buyer Indemnified Party with respect to any Loss for which any such Buyer Indemnified Party has been indemnified hereunder, then a refund shall be made to the Stockholders’ Representative (for distribution by the Stockholders’ Representative to the

Stockholders) by the Buyer Indemnified Party in an amount equal to the lesser of (1) the aggregate amount of the recovery actually received by such Buyer Indemnified Party, net of any Recovery Costs, and (2) the amount of the indemnification payment previously received by such Buyer Indemnified Party with respect to such Loss. In the event that a third party indemnity payment is actually received by a Buyer Indemnified Party with respect to a Loss for which such Person has been indemnified hereunder, then a refund shall be made to the Stockholders’ Representative (for distribution by the Stockholders’ Representative to the Stockholders) by the Buyer Indemnified Party in an amount equal to the lesser of (x) the aggregate amount of such third party indemnity payment actually received by such Buyer Indemnified Party, net of any Recovery Costs, and (y) the amount of the indemnification payment previously received by such Buyer Indemnified Party with respect to such Loss. A Buyer Indemnified Party shall give the Stockholders’ Representative written notice of any claim, assertion, event, proceeding or other Action as to which such Buyer Indemnified Party is seeking indemnification hereunder prior to the end of the Indemnification Cut-Off Date. Such notice shall state the nature (and, to the extent known, the amount) of such claim, assertion, event, proceeding or Action in reasonable detail and shall specify the representation, warranty, covenant or agreement in this Agreement under which the liability or obligation is asserted to the extent known.

(d)	With respect to any third party claim for which indemnification is sought under Section 9.2(a), the provisions of Section 9.5 shall apply.

(e)
With respect to any claim for indemnification hereunder that does not involve a Third Party Claim (a “Non-Third Party Claim”), if the parties hereto are unable to negotiate a settlement of such Non-Third Party Claim within thirty (30) days of written notice of such Non-Third Party Claim (a “Non-Third Party Claim Notice”) being delivered by the indemnified party to the indemnifying party (or the Stockholders’ Representative in the case of claims against the Stockholders), then such claim shall be resolved in accordance with Section 11.8; provided that if, within thirty (30) days after delivery of a Non-Third Party Claim Notice that includes the amount of the Losses relating to such claim, the indemnifying party has not responded to such claim, then the indemnified party shall be entitled to an amount in cash equal to the amount claimed in the Non-Third Party Claim Notice for the applicable Loss (subject to the applicable limitations set forth in this Article 9).

(f)
Except as otherwise set forth herein, Buyer and each Buyer Indemnified Party shall, to the extent required by applicable law, take commercially reasonable steps to mitigate Losses for which indemnification may be claimed by them pursuant to this Agreement.

(g)
Anything herein to the contrary notwithstanding, no breach of any representation, warranty or covenant contained herein shall give rise to any right on the part of the Buyer or a Buyer Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(h)	Any liability for indemnification under this Section 9.2 shall be determined without duplication of recovery for the amount of the Loss.

9.3    Indemnification by Buyer.

(a)
Subject to the other terms and conditions of this Agreement, from and after Closing, each Stockholder and its respective officers, directors, Affiliates, employees, agents and stockholders (but, for the avoidance of doubt, excluding the Company and any of its Subsidiaries) (each a “Stockholder Indemnified Party,” and together with each Buyer Indemnified Party, “Indemnified Parties”) shall be held harmless, defended and indemnified by Buyer from, against and with respect to any Loss arising out of or resulting from (i) the breach of any representation or warranty of the Buyer contained herein and (ii) any breach of any covenant of the Buyer contained herein.

(b)	The Stockholder Indemnified Parties’ indemnification rights pursuant to Section 9.3(a) shall be limited as follows:

(i)	The Stockholder Indemnified Parties shall not be entitled to indemnification pursuant to Section 9.3(a)(i):

(1)
until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.3(a) exceeds $1,325,000 (the “Buyer Deductible” and collectively with the Stockholder Deductible, the “Deductibles”), in which event the Stockholder Indemnified Parties will be entitled to recover such Losses only in excess of the Deductible; and

(2)
for any Losses that exceed the aggregate cash portion of the Final Purchase Price actually paid by the Cash Buyer and all other cash payments paid by the Cash Buyer to the Signing Stockholders pursuant to this Agreement and all other amounts paid by the Cash Buyer to the Non-Signing Stockholders pursuant to the Simplified Purchase Agreements (for the avoidance of doubt, excluding any Losses not recoverable by the Stockholder Indemnified Parties due to the application of the Buyer Deductible) (the “Buyer Cap” and collectively with the Stockholder Cap, the “Caps”).

(ii)
All claims for indemnification by a Stockholder Indemnified Party under Section 9.3(a) must be made on or before the applicable Indemnification Cut-Off Date. No indemnification shall be payable to a Stockholder Indemnified Party with respect to claims asserted by such Stockholder Indemnified Party after the applicable Indemnification Cut-Off Date, regardless of when the claim accrued or the circumstances that resulted in the claim being asserted after the Indemnification Cut-Off Date. In the event a claim has been properly made on or prior to the applicable Indemnification Cut-Off Date, and such claim is unresolved as of the applicable Indemnification Cut-Off Date, then the right to indemnification with respect to such claim shall remain in effect until such matter shall have been finally determined.

(c)
The amount of any Loss subject to indemnification under this Section 9.3 shall be calculated net of (i) any third party insurance proceeds actually received by the Stockholder Indemnified Party on account of such Loss, net of any Recovery Costs and (ii) any indemnification payments made by any third party to and actually received by a Stockholder Indemnified Party on account of such Loss, net of any Recovery Costs. The Stockholder Indemnified Party shall use its commercially reasonable efforts to seek full recovery under all third party insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder; provided, however, that the Stockholder Indemnified Party shall not be required to engage counsel or file or bring a lawsuit, arbitration or other Action with respect to any insurance policy or third party. In the event that an insurance recovery under a third party insurance policy is actually received by any Stockholder Indemnified Party with respect to any Loss for which any such Stockholder Indemnified Party has been indemnified hereunder, then a refund shall be made to the Buyer by the Stockholder Indemnified Party in an amount equal to the lesser of (A) the aggregate amount of the recovery actually received by such Stockholder Indemnified Party, net of any Recovery Costs, and (B) the amount of the indemnification payment previously received by such Stockholder Indemnified Party with respect to such Loss. In the event that a third party indemnity payment is actually received by a Stockholder Indemnified Party with respect to a Loss for which such Person has been indemnified hereunder, then a refund shall be made to the Buyer by the Stockholder Indemnified Party in an amount equal to the lesser of (1) the aggregate amount of such third party indemnity payment actually received by such Stockholder Indemnified Party, net of any Recovery Costs, and (2) the amount of the indemnification payment previously received by such Stockholder Indemnified Party with respect to such Loss. A Stockholder Indemnified Party shall give the Buyer written notice of any claim, assertion, event, proceeding or other Action as to which such Stockholder Indemnified Party is seeking indemnification hereunder prior to the end of the Indemnification Cut-Off Date. Such notice shall state the nature (and, to the extent known, the amount) of such claim, assertion, event, proceeding or Action in reasonable detail and shall specify the representation, warranty, covenant or agreement in this Agreement under which the liability or obligation is asserted to the extent known.

(d)	With respect to any third party claim for which indemnification is sought under Section 9.3(a), the provisions of Section 9.5 shall apply.

(e)
With respect to any Non-Third Party Claim, if the parties hereto are unable to negotiate a settlement of such Non-Third Party Claim within thirty (30) days of delivery of a Non-Third Party Claim Notice, then such claim shall be resolved in accordance with Section 11.8; provided that if, within thirty (30) days after delivery of a Non-Third Party Claim Notice that includes the amount of the Losses relating to such claim, the indemnifying party has not responded to such claim, then the indemnified party shall be entitled to an amount in cash equal to the amount claimed in the Non-Third Party Claim Notice for the applicable Loss (subject to the applicable limitations set forth in this Article 9).

(f)
Except as otherwise set forth herein, each Stockholder Indemnified Party shall, to the extent required by applicable law, take commercially reasonable steps to mitigate Losses for which indemnification may be claimed by them pursuant to this Agreement.

(g)
Anything herein to the contrary notwithstanding, no breach of any representation, warranty or covenant contained herein shall give rise to any right on the part of a Stockholder Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(h)	Any liability for indemnification under this Section 9.3 shall be determined without duplication of recovery for the amount of the Loss.

9.4    Exclusivity of Indemnification and R&W Insurance Policy.

(a)
Notwithstanding any other provision of this Agreement to the contrary, after Closing, to the extent any Losses incurred under Section 9.2(a)(i)(A) (collectively, the “Insured Losses”) is subject to an indemnification obligation of a Stockholder under this Article 9, the R&W Insurance Policy shall be the sole and exclusive remedy of the Buyer Indemnified Parties for such Insured Losses after the payment of Losses to the Buyer Indemnified Parties for indemnification claims pursuant to Section 9.2(a)(i)(A) equal to the amount of the Stockholder Cap from the Indemnity Escrow Account and the Stockholders. In addition, with respect to the Buyer's sole recourse in respect of claims for breaches of representations and warranties pursuant to Section 9.2(a)(i)(A) as set forth in the immediate prior sentence, such sole recourse will apply, and the Stockholders will have no additional liability therefor, even in circumstances where the R&W Insurance Policy does not cover such Losses, including, without limitation, as a result of exclusions, limitations and deductions in respect of the R&W Insurance Policy. For greater certainty (but subject to the requirements for seeking a claim under the R&W Insurance Policy in accordance with the provisions of Section 9.2(c) to the extent the R&W Insurance Policy covers such Loss), the Buyer Indemnified Parties shall be entitled to seek indemnification from the Stockholders with respect to (but subject to any applicable limitations and conditions set forth in this Article 9) any Losses by reason of, resulting from, arising out of or in connection with (i) any Excluded Claims or (ii) any breach of any representation, warranty, covenant or agreements in this Agreement that is the result of fraud.

(b)
Following Closing, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud and other than as set forth in the last sentence of this Section 9.4(b)) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or any certificate pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9. To the maximum extent permitted by law, following Closing, the parties hereby waive any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or any certificate delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Article 9. Notwithstanding anything to contrary herein, nothing in this Section 9.4(b) shall limit (i) any Person’s right to seek and obtain any equitable relief (including pursuant to Section 9.8), (ii) any claims relating to fraud or (iii) any Person’s claims, rights or obligations under any Sale Document (other than this Agreement), any Non-Competition, Non-Solicitation, Non-Hire and Confidentiality Agreement, any Non-Solicitation, Non-Hire and Confidentiality Agreement or any other agreement delivered in connection with this Agreement or any employment agreement between the Company and any party hereto.

(c)
Notwithstanding anything to the contrary in this Article 9, with respect to all claims for Losses made pursuant to Section 9.2(a)(i)(A), Section 9.2(a)(i)(B) or Section 9.2(a)(ii)(A), to the extent the procedures in this Article 9 are inconsistent with the procedures in the R&W Insurance Policy with regard to matters such as notice, control, settlement or defense of claims, the procedures in the R&W Insurance Policy shall control, but this Section 9.4(c) does not relieve an Indemnified Party from its obligations hereunder to give notice to the Indemnifying Party.

9.5    Third Party Claims.

(a)
If any Buyer Indemnified Party or Stockholder Indemnified Party (each, an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as an “Third Party Claim”) with respect to which another party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Third Party Claim; provided that the failure to provide such notice shall not relieve the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent the defense of such Third Party Claim by the Indemnifying Party is materially prejudiced by such failure. The Buyer shall control any Third Party Claim on behalf of the Buyer Indemnified Parties and the Stockholders’ Representative shall control any Third Party Claim on behalf of the Stockholder Indemnified Parties.

(b)
Except with respect to any Special Claim (as defined below), the Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (unless the claim or Action requires a response before the expiration of such thirty-day period, in which case the Indemnifying Party shall have until the date that is ten (10) days before the required response date) to acknowledge (in writing) responsibility for the entire amount of the Third Party Claim (without the benefit of the applicable Deductible, Cap or any other limitations under this Article 9) and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that: (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party); (ii) the Indemnifying Party shall not pay, compromise or settle any Third Party Claim without the Indemnified Party's prior written consent (in the Indemnified Party's sole discretion) unless the proposed payment, compromise or settlement (A) involves solely the payment of money damages by the Indemnifying Party, (B) includes, as an unconditional term of such payment, compromise or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Party from any liabilities or obligations with respect to such claim, (C) does not impose any restriction on the Indemnified Party or any injunctive or other equitable relief against the Indemnified Party, and (D) does not include or require a finding or admission of any wrongdoing; and (iii) if the Indemnified Party reasonably determines, based on the advice of counsel to the Indemnified Party, that the Indemnified Party has separate defenses from the Indemnifying Party or that there is a conflict of interest between any Indemnified Party and any Indemnifying Party, then the Indemnified Party shall be permitted to retain special counsel of its own choosing at the expense of the Indemnifying Party. So long as the Indemnifying Party has taken responsibility for and continues to defend the Third Party Claim in good faith, the Indemnified Party shall not pay, compromise or settle such claim without the Indemnifying Party's written consent, which consent shall not be unreasonably withheld or delayed. For purposes of this Agreement, “Special Claim” shall mean any Third Party Claim with respect to which the Indemnified Party is any one or more of the Buyer Indemnified Parties and that (1) involves any possibility of criminal liability or an action by any Governmental Authority, (2) is made by a material customer of the Company or any Subsidiary of the Company, (3) seeks as a remedy the imposition of an equitable remedy that would be binding on the Company or any Subsidiary of the Company, (4) the insurer under the R&W Insurance Policy exercises a right to defend or control such Third Party Claim, (5) any Action with respect to Taxes (provided, that the parties’ rights with respect to Tax Contests shall be governed by and subject to the provisions of Section 7.6(c)), or (6) if determined adversely to any of the Buyer Indemnified Parties, could (together with all other pending claims) reasonably be expected to result in Losses to the Buyer Indemnified Parties in excess of the amount then remaining in the Indemnity Escrow Account available to Buyer for indemnification claims for such Losses pursuant to this Agreement and the Escrow Agreement.

(c)
If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice (or before the date that is ten (10) days before the required response date, if the claim or Action requires a response before the expiration of such thirty (30) day period), that it acknowledges (in writing) responsibility for the entire amount of the Third Party Claim (without the benefit of the applicable Deductible, the Cap or any other limitations under this Article 9) and elects to undertake the defense of the Third Party Claim described therein, or if the Third Party Claim involves a Special Claim, the Indemnified Party shall have the right to contest, settle or compromise, through counsel of its own choosing, the Third Party Claim at the expense of the Indemnifying Party; provided, however, the amount agreed to be paid by Indemnified Party in settlement or compromise of such Third Party Claim without the prior consent of the Indemnifying Party to such payment amount (which such consent shall not be unreasonably withheld or delayed) shall not be deemed determinative of the amount of the indemnification payment owed by the Indemnifying Party to the Indemnified Party.

9.6    Manner and Treatment of Indemnity Payments. Any indemnification payments required to be made by a party to this Agreement under this Article 9 shall be made promptly (but in no event later than thirty (30) days after the determination thereof) via wire transfer of immediately available funds to such bank and accounts as are designated by Buyer (in the case of any indemnification payment to any Buyer Indemnified Party) or the Stockholders’ Representative (in the case of any indemnification payment to any Stockholder Indemnified Party); provided that, in the case of any payments owed to any Buyer Indemnified Party with respect to a claim by any Buyer Indemnified Party, to the extent funds remain available in the Indemnity Escrow Account, payments shall be made first from the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement before such indemnification payment (or the remaining portion thereof to the extent it was satisfied in part from funds then remaining in the Indemnity Escrow Account) is required to be paid directly by the Stockholders (provided however, for the avoidance of doubt, any obligations of the Stockholders under Section 2.4 of this Agreement shall not be required to be made from the Indemnity Escrow Account). All payments made pursuant to this Article 9 or Section 2.4 shall be treated as adjustments to the Purchase Price for Tax purposes, unless otherwise required by law, and such agreed treatment shall govern for purposes of this Agreement.

9.7    Set Off. Each of the parties hereto expressly acknowledges and agrees that with respect to any claims or rights that the Buyer or any Buyer Indemnified Party may have against the Stockholders (whether under this Agreement or otherwise), the Buyer or any Buyer Indemnified Party shall have the right and be entitled to set off or retain any amounts payable by the Buyer to the Stockholders pursuant to this Agreement or in connection with the transactions contemplated hereby against amounts payable by the Stockholders to the Buyer or any Buyer Indemnified Party. For greater certainty, the Buyer and the Buyer Indemnified Parties shall not have the right pursuant to this Section 9.7 to set off or retain any amount payable to any Stockholder pursuant to any employment agreement between the Company or any Subsidiary and such Stockholder.

9.8    No Right to Contribution. None of the Stockholders shall have any claim or right to contribution or indemnity from the Company, any Subsidiary thereof or any of the other Buyer Indemnified Parties (including under any provisions of any certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, operating agreement or other organizational documents, as amended, of the Company or any Subsidiary thereof or any indemnification or similar agreement) with respect to any Losses or claims for indemnification pursuant to this Article 9 or other amounts required to be paid by any of the Stockholders pursuant to this Agreement.

9.9    No Double Counting. Notwithstanding any provision of this Agreement to the contrary, with respect to any Loss for which an adjustment was made to the Purchase Price under Article 2, the Buyer Indemnified Parties and Stockholder Indemnified Parties shall not be entitled to seek indemnification with respect to such Losses, but only to the extent of the actual amount that the Purchase Price was adjusted with respect to the fact, circumstance, issue or item giving rise to such Loss.

9.10    Specific Performance. Each of the parties hereto acknowledges and agrees that a violation of any of the terms of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) would cause the other parties hereto irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that, prior to the valid termination of this Agreement pursuant to Article 10, each of the parties hereto will be entitled to seek specific performance, injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled at law or equity.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER, STOCKHOLDERS’ REPRESENTATIVE

10.1    Termination. This Agreement may be terminated at any time prior to Closing:

(a)	by the written consent of the Buyer, the Company and the Stockholders’ Representative;

(b)
by either of the Company and the Stockholders’ Representative, on the one hand, or the Buyer, on the other hand, by giving written notice of such termination to the Buyer (if the Company and the Stockholders’ Representative are the terminating party) or the Company and the Stockholders’ Representative (if the Buyer is the terminating party), if Closing shall not have occurred on or prior to the Termination Date, so long as the terminating party is not in material breach of its obligations or covenants under this Agreement required to be performed at or prior to Closing;

(c)
by either of the Company and the Stockholders’ Representative, on the one hand, or the Buyer, on the other hand, by giving written notice of such termination to the Buyer (if the Company and the Stockholders’ Representative are the terminating party) or the Company and the Stockholders’ Representative (if the Buyer is the terminating party), if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decision, writ, ruling, decree, determination, injunction or other order that is in effect and permanently restrains, enjoins or otherwise prohibits the consummation of Closing, and such judgment, decision, writ, ruling, decree, determination, injunction or order shall have become final and non-appealable;

(d)
by the Company and the Stockholders’ Representative, by giving written notice of such termination to Buyer, if there has been (i) a breach of any representation or warranty made by Buyer in this Agreement or any representation and warranty made by Buyer in this Agreement shall have become untrue after the date of this Agreement, in either case, such that the condition set forth in Section 8.3(a) would not be satisfied, or (ii) a breach or a failure to perform any covenant or agreement of Buyer in this Agreement to be complied with by it such that the condition set forth in Section 8.3(b) would not be satisfied, and such breach or failure to perform described in clause (i) or (ii), as applicable, is not curable or, if curable, is not cured prior to the earlier of (A) 30 calendar days after written notice thereof is given by the Company and the Stockholders’ Representative to Buyer in accordance with Section 11.1 or (B) two Business Days prior to the Termination Date; provided that the right to terminate this Agreement under this Section 10.1(d) (i) shall not be available if the Company and/or the Stockholders are then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be capable of being satisfied; or

(e)
by Buyer, by giving written notice of such termination to the Company and the Stockholders’ Representative, if there has been (i) a breach of any representation or warranty made by the Company or any of the Stockholders in this Agreement or any representation and warranty made by the Company or any of the Stockholders in this Agreement shall have become untrue after the date of this Agreement, in either case, such that the condition set forth in Section 8.2(a) would not be satisfied, or (ii) a breach or failure to perform any covenant or agreement of the Company, the Stockholders’ Representative or any of the Stockholders to be complied with by it, such that the condition set forth in Section 8.3(b) would not be satisfied, and such breach or failure to perform described in clause (i) or (ii), as applicable, is not curable or, if curable. is not cured prior to the earlier of (A) thirty (30) calendar days after written notice thereof is given by Buyer to the Company and the Stockholders’ Representative or (B) two Business Days prior to the Termination Date; provided that the right to terminate this Agreement under this Section 10.1 (e)(i) shall not be available if the Buyer is then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be capable of being satisfied.

10.2    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 10.2 and in Sections 7.2, 7.4, 7.9, 10.3, 10.4, 10.5 and Article 11 (and any related definitional provisions set forth in Article 1).

10.3    Amendment. This Agreement may only be amended by the parties hereto by an instrument in writing signed on behalf of each of the Buyer, the Company and the Stockholders’ Representative.

10.4    Extension; Waiver. The Company and the Stockholders’ Representative, on the one hand, and the Buyer, on the other hand, may extend the time for the performance of any of the obligations or other acts of the Buyer (in the case of any extension granted by the Company and the Stockholders’ Representative) or the Company, the Stockholders’ Representative or any Stockholder (in the case of any extension granted by the Buyer) or otherwise waive compliance by the Buyer (in the case of any waiver granted by the Company and the Stockholders’ Representative) or the Company, the Stockholders’ Representative or any Stockholder (in the case of any waiver granted by the Buyer) with any of the agreements, conditions or other provisions contained herein. Any agreement on the part of any such party described in the preceding sentence to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party (for the avoidance of doubt, which may be by the Stockholders’ Representative on behalf of any of the Stockholders) against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

10.5    Appointment of Stockholders’ Representative.

(a)
Appointment and Authority. Each of the Stockholders hereby appoints Mike Fata (or such subsequent Person as the Stockholders which held, immediately prior to Closing, a majority of the Company Shares, may appoint from time to time with written notice thereof provided to the Buyer) as the Stockholders’ Representative to act as agent and attorney-in-fact for each of the Stockholders in respect of all matters relating to this Agreement and the other Sale Documents and the transactions contemplated hereby and thereby. The Stockholders’ Representative hereby accepts such appointment. The Stockholders agree that the Stockholders’ Representative shall have the full power and authority to make decisions on behalf of, and to bind, all of the Stockholders, and the Buyer shall have the right to rely on such authority of, and decisions made by the Stockholders’ Representative, in each case, with respect to any matters relating to this Agreement or any of the other Sale Documents or any of the transactions contemplated hereby or thereby, including, without limitation, (i) to receive, give receipt for and disburse any funds received hereunder or under the Escrow Agreement on behalf of or to any Stockholder, and to authorize deliveries to Buyer or any other Buyer Indemnified Party of amounts from the Escrow Accounts, (ii) to execute and deliver on behalf of the Stockholders, all Sale Documents and any amendment or waiver thereto, (iii) to negotiate, settle, compromise and otherwise handle all disputes with the Buyer under this Agreement or the other Sale Documents, including without limitation, disputes regarding any adjustment pursuant to Section 2.4 and any indemnification claim made by the Buyer or any other Buyer Indemnified Party pursuant to Article 9, (iv) to give and receive notices on behalf of the Stockholders collectively, and (v) to do each and every act and exercise any and all rights which the Stockholders are, permitted or required to do or exercise under this Agreement or the other Sale Documents. Each of the Stockholders acknowledges and agrees that such Stockholder will be bound by any acts or decisions of the Stockholders’ Representative, and the Stockholders shall be responsible to the Buyer severally (and not jointly) proportionately in accordance with their respective Percentage Shares for any acts or decisions of the Stockholders’ Representative in its capacity as such under this Agreement or the other Sale Documents as if the same were taken or made by the Stockholders thereunder. The Buyer shall not have any liability to any Stockholder for any acts or omissions of the Stockholders’ Representative, or any acts or omissions taken or not taken by the Buyer at the direction of, or upon reliance of actions taken by, the Stockholders’ Representative, and the Stockholders shall severally, and not jointly, in proportion to their respective Percentage Shares, indemnify and hold the Buyer harmless from and against any and all Losses arising out of or relating to the Buyer’s reliance upon any action or direction of the Stockholders’ Representative. Upon any distribution of any funds to the Stockholders’ Representative (or to one or more Stockholders upon written instruction of the Stockholders’ Representative) in accordance with this Agreement, the Buyer shall be deemed to have fully satisfied any and all obligations to the Stockholders under this Agreement with respect to the amount of such distribution.

(b)
Indemnification of Stockholders’ Representative. Each of the Stockholders, severally, and not jointly and severally, agrees to indemnify and hold the Stockholders’ Representative harmless from and against any and all Losses incurred by the Stockholders’ Representative arising out of or relating to any action taken or omitted to be taken by the Stockholders’ Representative, except to the extent that any such Losses result from the bad faith, gross negligence or willful misconduct of the Stockholders’ Representative.

(c)
Claims Pursuant to Guarantee. To the extent that one or more of the Stockholders has a claim pursuant to the Guarantee all such claims must be made by the Stockholders’ Representative who shall be permitted to bring only one set of claims on behalf of all Stockholders rather than multiple separate claims initiated by each Stockholder.

ARTICLE 11

GENERAL PROVISIONS

11.1    Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or via facsimile (with confirmation of transmission) to the parties at the following addresses (or at such other address for a party as specified by like notice):
if to the Company, to:

Fresh Hemp Foods Ltd.
69 Eagle Drive
Winnipeg, Manitoba R2R 1V4
Attention: President
Facsimile No.: (204) 956-5984

with a copy to:

Fillmore Riley LLP
1700 Commodity Exchange Tower
360 Main Street
Winnipeg, Manitoba, Canada R3C 3Z3
Attn: Peter Davey
Facsimile: (204) 954-0388

if to the Buyer, to:

1037270 B.C. LTD. and 1037269 B.C. LTD.
c/o Compass Group Management LLC
2010 Main Street, Suite 1220
Irvine, CA  92614
Attn: Patrick A. Maciariello
Facsimile: (949) 333-5043

with a copy to:

Paul Hastings LLP
Seventeenth Floor
695 Town Center Drive
Costa Mesa, CA  92626-1924
Attn: William J. Simpson
Brandon G. Howald
Facsimile: (714) 979-1921

and with a copy to:

Stikeman Elliott LLP
1155 Rene-Levesque West, 40th Floor
Montreal, Quebec H3B 3V2
Attn: John Leopold
Warren Silversmith
Facsimile: (514) 397-3222
if to the Stockholders’ Representative:
Mike Fata
69 Eagle Drive
Winnipeg, Manitoba R2R 1V4

Facsimile: (204) 956-5984

With a copy to:
Fillmore Riley LLP
1700 Commodity Exchange Tower
360 Main Street
Winnipeg, Manitoba, Canada  R3C 3Z3
Attn: Peter Davey
Facsimile: (204) 954-0388

11.2    Disclosure Schedules. Information set forth in any of the disclosure schedules to this Agreement (collectively, the “Schedules”) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer, the Company or the Stockholders, as applicable, to any third party. The section number headings in the Schedules correspond to the section numbers in this Agreement and any information disclosed on any one Schedule shall be deemed to be disclosed and incorporated into each other Schedule to the extent that the relevance of such disclosure to such other Schedule would be appropriate and is reasonably apparent on its face.

11.3    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the Buyer, on the one hand, and the Stockholders’ Representative, on the other hand; provided that, notwithstanding the foregoing, each of Buyer and, after Closing, the Company may, without obtaining the consent of any party hereto, assign any of its rights and/or obligations under this Agreement to any of its Affiliates or to its lenders as collateral security or to any Person that acquires (whether by merger, purchase of stock, purchase of assets or otherwise), or is the successor or surviving entity in any such acquisition, merger or other transaction involving, Buyer or, after Closing, the Company (provided that if Buyer or, after Closing, the Company, as applicable, so assigns any of its obligations without the consent of the Stockholders or the Stockholders’ Representative, it shall not be relieved of its obligations hereunder in respect of any such assignment).

11.4    Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

11.5    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.

11.6    Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the Buyer, the Company and the Stockholders shall bear their own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, it being understood that the expenses of the Company shall be Selling Expenses.

11.7    Choice of Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the Province of Manitoba applicable to contracts executed in and to be performed in that province and without regard to any applicable conflicts of law.

11.8    Jurisdiction. Except in connection with any third party claim brought against any Buyer Indemnified Party or Stockholder Indemnified Party, each party irrevocably attorns and submits to the exclusive jurisdiction of the Manitoba courts situated in the City of Winnipeg (and appellate courts therefrom) and waives objection to the venue of any Action in such court or that such court provides an inappropriate forum.

11.9    Mutual Drafting. The parties hereto are sophisticated and have been represented by lawyers throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

11.10    No Third-Party Rights. This Agreement is not intended, and will not be construed, to create any rights in any parties other than the Company, the Stockholders and the Buyer, and no Person may assert any rights as third-party beneficiary hereunder, except as provided in Article 9 with respect to the Buyer Indemnified Parties and Stockholder Indemnified Parties and in Section 7.10.

11.11    Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement and the Schedules and Exhibits attached hereto the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other Person (except as provided in Article 9 with respect to the Buyer Indemnified Parties and Stockholder Indemnified Parties and in Section 7.10) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement and transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT BUYER:

1037270 B.C. LTD.

By:	/s/ Patrick A. Maciariello

Name: Patrick A. Maciariello
Title: Chairman

CASH BUYER:

1037269 B.C. LTD.

By:	/s/ Patrick A. Maciariello

Name: Patrick A. Maciariello
Title: Chairman

COMPANY:

FRESH HEMP FOODS LTD.

By:	/s/ Michael Fata

Name: Michael Fata
Title: President

SIGNING STOCKHOLDERS:

/s/ Michael Fata
MICHAEL FATA

/s/ Alex Chwaiewsky
ALEX CHWAIEWSKY

/s/ Art Potoroka
ART POTOROKA

/s/ Martin Moravcik
MARTIN MORAVCIK

/s/ Sam Katz
SAM KATZ

/s/ Ryan Black
RYAN BLACK

/s/ Mark Ragland
MARK RAGLAND

/s/ Marcel Joaquin
MARCEL JOAQUIN

/s/ Kevin Greenwood
KEVIN GREENWOOD

/s/ John Durkin
JOHN DURKIN

/s/ Vernon Snidal
VERNON SNIDAL

/s/ Debra Proudfoot
DEBRA PROUDFOOT

/s/ Greg Bagni
GREG BAGNI

/s/ Deven Clemens
DEVEN CLEMENS

DREAMWEAVER PRODUCTIONS, LTD.

By:	/s/ Earl J. Barish

Name: Earl J. Barish
Title: President

KAY FOUR PROPERTIES INC.

By:	/s/ Sam Katz

Name: Sam Katz
Title: President

AVRIO VENTURES LIMITED PARTNERSHIP:
by its general partner, Avrio Ventures General Partner Ltd.

By:	/s/ James D. Taylor

Name: James D. Taylor
Title: President

CLIF WHITE ROAD INVESTMENTS, LLC

By:	/s/ Deven Clemens

Name: Deven Clemens
Title: Managing Partner

STOCKHOLDERS' REPRESENTATIVE

/s/ Mike Fata
MIKE FATA